Exhibit 4.38

Assets and Business Transfer Agreement

March 24, 2020

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

[*] indicates the redacted confidential portions of this exhibit.

Assets and Business Transfer Agreement

This Assets and Business Transfer Agreement (this “Agreement”) entered into on March 24, 2020 in Beijing by and between:

(1)                Youxinpai (Beijing) Information Technology Co., Ltd., a limited liability company incorporated and existing in accordance with the laws of the People’s Republic of China, with its registered address at Room 323610, Floor 36, Building 5, Yard 1, Futong East Avenue, Chaoyang District, Beijing (“Youxinpai IT”);

(2)                Youxin Internet (Beijing) Information Technology Co., Ltd., a limited liability company incorporated and existing in accordance with the laws of the People’s Republic of China, with its registered address at Room 532, Floor 5, Southern Building, Block C, No.2 Kexueyuan South Road, Haidian District, Beijing (“Uxin Network”);

(3)                Youhan (Shanghai) Information Technology Co., Ltd., a limited liability company incorporated and existing in accordance with the laws of the People’s Republic of China, with its registered address at Room 105-37, Floor 1, Building 2, No.38 Debao Road, China (Shanghai) Pilot Free Trade Zone (“Youhan”);

(4)                Shenzhen Uxin Pengcheng Used Car Trading Market Co., Ltd., a limited liability company incorporated and existing in accordance with the laws of the People’s Republic of China, with its registered address at the intersection of Chaguang Road and Shigu Road, Xili Street, Nanshan District, Shenzhen (within the vehicle exhibition space of Youxinpai) (“Uxin Pengcheng”);

(5)                Uxin Data-sharing (Beijing) Information Technology Co., Ltd., a limited liability company incorporated and existing in accordance with the laws of the People’s Republic of China, with its registered address at Unit 1501, Floor 15, Building 3, Chengying Center, No.5 Laiguangying West Road, Chaoyang District, Beijing (“Uxin Data-sharing”);

(6)                Yougu (Shanghai) Information Technology Co., Ltd, a limited liability company incorporated and existing in accordance with the laws of the People’s Republic of China, with its registered address at Room 368, Part 302, No.211 Fute North Road, China (Shanghai) Pilot Free Trade Zone (“Yougu”);

(The entities listed in (1) to (6) above are referred to as the “Transferor” individually and the “Transferors” collectively)

(7)                Uxin Limited, a company incorporated and existing under the laws of the Cayman Islands, with its registered address at the offices of Maples Corporate Services Limited at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“Uxin Cayman”);

(8)                The entities listed in Appendix I (these entities, the Transferors and Uxin Cayman are referred to as the “Warrantor” individually and the “Warrantors” collectively);

(9)                Kun Dai, a Chinese citizen, whose ID card number is *;

(10)         Beijing 58 Paipai Information Technology Co., Ltd., a limited liability company incorporated and existing in accordance with the laws of the People’s Republic of China, with its registered address at Room 406, Floor 4, College Park, Dongsheng Science & Technology Park, Zhongguancun, No.A18, Xueqing Road, Haidian District, Beijing (the “Transferee”).

(11)         Beijing 58 Information Technology Co., Ltd., a limited liability company incorporated and existing in accordance with the laws of the People’s Republic of China, with its registered address at Room 301, Floor 3, Colledge Park, Dongsheng Science & Technology Park, Zhongguancun, No.A18, Xueqing Road, Haidian District, Beijing (“58 Information”).

In this Agreement, each of the Parties is referred to as a “Party” and collectively, the “Parties”.

WHEREAS:

(1)                Each Transferor intends to transfer all the Underlying Assets (as defined below) and Underlying Business which are in its name or to which it has title and all corresponding rights and interests attached to such Underlying Assets and Underlying Business to the Transferee pursuant to the Agreement.

(2)                The Transferee and/or other Persons designated by the Transferee intend to purchase from the Transferors the Underlying Assets and the Underlying Business which are owned by such Transferors and which shall be accepted by the Transferee in accordance with this Agreement, and enter into this Agreement with the other Parties with respect to such matters.

NOW THEREFORE, the Parties hereby agree as follows:

Article 1             . Definitions

1.1                     For the purpose herein, the following terms shall have the meaning assigned to them respectively hereunder, unless otherwise definition is given in the text of this Agreement:

“Underlying Business” shall mean the business which provides B-end customers with channels to dispose used cars and/or provides B-end customers with channels to purchase used cars by the method of auction, and other business which provides services to B-end customers by the same method. For the avoidance of doubt, the Underlying Business does not include the salvage car business, new car business, C2B Business and the nationwide purchase of used cars business operated by Uxin Group Company.

“C2B Business” shall mean the business of car service platforms which provide C-end customers with convenient channels to sell cars and B-end sellers with channels to purchase cars.

“Underlying Contracts” shall mean a series of contracts in connection with the Underlying Business entered into by the Transferors and the counterparties of such contracts for the purpose of the operation of the Underlying Business and acknowledged by the Transferors and the Transferee as within the scope of the Underlying Assets, which shall include the contracts entered into offline and/or online by e-signatures as listed in Appendix II and the online user contracts not listed in Appendix II but relate to the Underlying Business. The Appendix II shall be updated before the Second Installment of the Transfer Consideration to include the contracts executed after the execution date of this Agreement which relate to the Underlying Business and which are acknowledged by the Transferors and the Transferee as within the scope of the Underlying Assets and to reflect the updates of the contracts listed in the Appendix since the execution date of this Agreement. For the avoidance of doubt, in any event, the scope of the Underlying Contracts shall be mutually agreed by the Transferors and the Transferee.

“Underlying Customer Relationships” shall mean the customer relationships which without any written agreement developed during the operation of the Underlying Business between the Transferors and the relevant upstream or downstream customers, as listed in Appendix XXII.

“Underlying Intellectual Property Rights” shall mean the Intellectual Property Rights owned by the Transferors for the purpose of operating the Underlying Business, including without limitation, Underlying Trademarks, Underlying Domain Names, Underlying WeChat Accounts, Underlying Copyrights, Underlying Patents, Underlying Platform Accounts and other Underlying Intellectual Property Rights as mutually agreed by the Transferors and the Transferee.

“Underlying Copyrights” shall mean the copyright owned by the Transferors for the purpose of operating the Underlying Business, as listed in Appendix III of this Agreement.

“Underlying Patents” shall mean the patents and patent application right owned by the Transferors for the purpose of operating the Underlying Business, as listed in Appendix IV of this Agreement.

“Underlying Domain Names” shall mean the domain names owned by the Transferors for the purpose of operating the Underlying Business, as listed in Appendix V of this Agreement.

“Underlying Trademarks” shall mean the trademarks and trademark application rights owned by the Transferors for the purpose of operating the Underlying Business, as listed in Appendix VI of this Agreement.

“Underlying Platform Accounts” shall mean the platform accounts in relation to the Underlying Business as listed on Appendix VII of this Agreement.

“Underlying WeChat Accounts” shall mean the WeChat accounts owned by the Transferors for the purpose of operating the Underlying Business, as listed in Appendix VIII of this Agreement.

“Underlying Technologies and Systems” shall mean the technologies and systems owned by the Transferors for the purpose of operating the Underlying Business, as listed in Appendix IX.

“Other Underlying Intellectual Property Rights” shall mean other Intellectual Property Rights owned by the Transferors for the purpose of operating the Underlying Business as mutually agreed by the Transferors and the Transferee (including, without limitation, the data and information relating to the Underlying Business, risk control data, blacklist and operating data relating to the operation of the Underlying Business and other data and information relating to the Underlying Business).

“Underlying Deposits” shall mean the deposits in connection with the Underlying Business, as listed in Appendix X of this Agreement.

“Underlying Assets” shall mean the Underlying Contracts, Underlying Intellectual Property Rights, Underlying Technologies and Systems, Underlying Deposits and Underlying Customer Relationships. For the avoidance of doubt, the Underlying Assets accepted by the Transferee in accordance with the Agreement shall be in compliance with the receiving logic and principle set forth in Appendix XI of this Agreement, and the list of such accepted Underlying Assets shall be confirmed by the Transferors and the Transferee on or prior to the payment date of the Second Installment of the Transfer Consideration.

“Laws” shall mean laws, regulations, ordinances, provisions, detailed rules, standards, orders, provisions or regulatory documents of the PRC or other jurisdictions.

“Encumbrance” shall mean any security interest, pledge, mortgage, lien (including without limitation the right of cancellation and right of subrogation), lease, license, encumbrance, preferential arrangement, restrictive covenant, condition or restriction of any kind, including without limitation any restriction on the use, voting, transfer, receipt of income or exercise of any other attributes of ownership.

“Business Day” shall mean a day other than a Saturday, Sunday or statutory holiday on which banks in China, Hong Kong or the United States are open to the public.

“Affiliates” shall mean Affiliate Enterprises and Affiliate Individuals. “Affiliated Enterprises” shall mean any Person that directly or indirectly Controls a party, are Controlled by a party, or are under the common Control of another party with other parties. “Affiliated Individual” shall mean close relatives of natural persons, including parents, spouses, siblings and their spouses, adult children and their spouses. For the avoidance of doubt, the Affiliate of the Transferee shall include, without limitation, 58.com Inc. and its directly or indirectly controlling Persons within and outside the PRC.

“Transaction Documents” shall mean this Agreement and the Appendixes attached of this Agreement, the Business Cooperation Agreement (as defined in Article 4.3.13) and other legal documents relating to this Transaction and other resolutions and other legal documents relating to this Transaction.

“Control”, with respect to the relationship between or among two or more Persons, shall mean the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs, business, management or decisions of another Person, this Control may be exercised through ownership of equity interest, voting or voting securities, as trustee or executor, by contract, agreement arrangement, trust arrangement or otherwise.

“Big Four” shall mean PricewaterhouseCoopers, Deloitte Touche Tohmatsu, Ernst & Young, and KPMG.

“U.S. Dollars” shall mean US$, or the official currency of the United States of America.

“GAAP” shall mean the laws, regulations, rules, provisions, standards and systems promulgated by the relevant Governmental Authorities of the United States concerning finance and accounting.

“Claims” mean any actions, suits, petitions, appeals, arbitration applications, demands, claims, and notices on noncompliance, investigations, settlement rulings or settlement agreements.

“Renminbi” shall mean Renminbi Yuan (RMB), the official currency of the PRC.

“Trade Secret” shall mean commercial secret, know-how and other confidential or proprietary technologies, business and other materials, including but not limited to  the manufacturing or production process and know-how, research and development materials, technologies, drawings, standards, designs, planning, proposals, technical specification, data for financial, marketing and business, pricing and cost materials, business and marketing planning, list and materials of customers and suppliers, and all rights available in any jurisdiction to restrict the use or disclosure of each item above.

“Tax” or “Taxation” shall mean any and all taxes, fees, levies, duties, tariffs, and other similar charges of any kind (together with any and all interests, penalties, additions to tax and additional amounts imposed with respect tof this Agreement) imposed by any government or taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, payroll, employment, social security, unemployment compensation; taxes or other charges in the nature of excise, withholding, transfer, value added, or business taxes; and customs’ duties, tariffs, and similar charges. “Tax,” “Taxation,” as used in this Agreement shall, unless otherwise specified, be construed as taxes and duties.

“Action” shall mean any claim, suit, petition, arbitration, administrative proceeding, inquiry, investigation and other legal proceedings initiated by or before any Governmental Authority.

“Business License” shall mean the business license issued by the administrative department for industry and commerce.

“Liabilities” shall mean all payment obligations, whether accrued or fixed, absolute or contingent, due or unexpired or determined or determinable, including, without limitation, debts, liabilities and obligations arising under any Law, Action or Governmental Order and any contract, agreement, arrangement, covenant or undertaking, including, without limitation, (i) funds borrowed or raised, (ii) acceptance credit, documentary letter of credit or commercial paper loan, (iii) any bond, paper, loan, draft or similar instruments, (iv) deferred payment as to the procured assets or services, amount payable as to the performance of contractual obligations, any liquidated damages, (v) payment under the lease agreement with its primary purpose to raise funds or to finance in order to purchase the leased property (whether the lease agreement is in relation to land, machinery, equipment, or other items); (vi) guarantee, letter of guarantee, stand-by letter of credit, or other documents to secure the performance of a contract, and (vii) mortgage, security or other guaranty on financial losses in respect of the obligations of any Person.

“Government Authority” shall mean any central, local government, regulatory, approval or administrative agency, department or commission, or any court, tribunal, judicial or arbitral institution of the PRC or of any country with competent jurisdiction other than the PRC.

“Governmental Order” shall mean any order, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Intellectual Property Rights” shall mean all worldwide rights, regardless of if it is protected, created, and generated by PRC Law and any other jurisdictions, arising out of or in connection with (i) inventions, creations, utility models, industrial designs, whether or not patentable or physically used or patentable under PRC Law and other foreign laws and regulations; (ii) patents, patent applications, invention registrations or any improvements tof this Agreement, whether or not registered; (iii) trademarks, service marks, trade dress, logos, trade names or business names, whether or not registered; (iv) copyrights (whether or not registered), copyright registrations or applications for copyright registrations; (v) software and systems, including computer programs, source code, object code, executable code and related documentation, and the data and information contained therein; (vi) trade secrets; (vii) industrial designs, whether or not registered; (viii) databases and data; (ix) domain names, web sites, and web pages; (x) any medium in any form for any of the foregoing; (xi) any right to obtain or apply for patent rights or register trademark rights, copyrights and domain names; (xiii) any right to claim damages, expenses or attorney’s fees for infringement or misuse of any of the foregoing.

“Material Adverse Effect” shall mean any of the following circumstances, changes or effect that (i) is, or there is sufficient evidence to prove, likely to have a Material Adverse Effect on the existence, business, assets, Intellectual Property, liabilities, results of operations or financial condition of any Underlying Asset or Underlying Business; or (ii) is, or there is sufficient evidence to prove, likely to have a Material Adverse Effect on the Underlying Assets or the Underlying Business; or (iii) is, or there is sufficient evidence to prove, likely to have a Material Adverse Effect on the ability of the relevant Transferors and/or the Warrantors to perform this Agreement and other Transaction Documents.

“Annual Fee” shall mean the annual maintenance fee for the relevant Intellectual Property paid with the Governmental Authority in respect of the relevant Intellectual Property.

“Net Working Capital” shall mean the amount calculated in accordance with the following formula and mechanisms. For the avoidance of doubt, the amount of the Underlying Deposits shall be taken into account according to their respective account titles when calculating the Net Working Capital.

The Net Working Capital of the Underlying Assets at a certain point in time shall equal to X, X = a + b-c-d.

Where:

a shall be the accounts receivable of the Underlying Assets at such point in time in accordance with U.S. GAAP (provided that such accounts receivable shall comply with the receipt logic set forth in Appendix XXI); (for the avoidance of doubt, the amount of such accounts receivable shall be 0 when calculating the Benchmark Net Working Capital (as defined below))

b shall be the other accounts receivables of the Underlying Assets as at such point in time in accordance with U.S. GAAP (provided that such other accounts receivables shall comply with the logic of receipt set forth in Appendix XXI); (for the avoidance of doubt, the amount of such other accounts receivable shall be 0 when calculating the Benchmark Net Working Capital (as defined below))

c shall be the accounts payable of the Underlying Assets at such point of time in accordance with the US GAAP (provided that such accounts payable shall conform to the receipt logic set out in Appendix XXI);

d shall be the other accounts payable of the Underlying Assets at such point of time in accordance with the US GAAP (provided that such other accounts payable shall comply with the receipt logic set out in Appendix XXI).

“Uxin Group Company” shall mean, collectively or individually, Uxin Cayman, each of the Warrantors and the onshore and offshore Persons directly or indirectly Controlled by Uxin Cayman.

“Overdue Fine” shall mean a method whereby the competent Governmental Authority imposes additional monetary payment obligations upon a Person who fails to duly perform its payment obligation.

“PRC GAAP” shall mean the laws, regulations, rules, provisions, standards and systems promulgated by the applicable Governmental Authorities of the PRC relating to finance and accounting.

“Person” shall mean any natural person, partnership, proprietorship, enterprise legal person (limited liability company or company limited by shares), unincorporated enterprise (association or trust social organization), unincorporated organization or other Person and governmental institutions.

1.2                     Unless otherwise specified, any reference to a section, article, list, exhibit or appendix of this Agreement is a reference to the section, article, list, exhibit or appendix of this Agreement.

1.3                     Any reference to a law, statute, regulation or ordinance shall be construed as a reference to such law, statute, regulation or ordinance at that time in force, as amended, replaced or re-enacted from time to time and shall include any subordinate legislation made under it.

1.4                     Words such as “including” and other similar expressions are not intending to be restrictive and shall be construed as “including, without limitation.”

1.5                     Words importing the singular shall include the plural and vice versa; words importing a gender shall include all gender meanings.

1.6                     The table of contents and headings for this Agreement are for convenience only and do not affect in any way the content or interpretation of any term of this Agreement.

1.7                     The Appendices and schedules are integral parts of this Agreement and have the same effect as the main content of this Agreement. All references to this Agreement include the Appendices and Schedules.

1.8                     References to writing or written forms shall include any mode of reproducing words in a legible and perpetual form.

Article 2        Transfer of Assets and Businesses

2.1                              Subject to the terms and conditions of this Agreement, each Transferor hereby agrees to assign, transfer, deliver or license to the Transferee (or its designated related party), and the Transferee (or its designated related party) agrees to receive, acquire or accept from each Transferor the ownership of or the right to use (as specified hereunder) the Underlying Assets (as specified hereunder) free from any encumbrance, liability, defect of rights and any security interest (except for those disclosed in this Agreement or in the letter of disclosure attached hereto).

Along with the transfer of the aforesaid Underlying Assets, the Transferors transfer the Underlying Businesses to the Transferee. The Transferors shall transfer to the Transferee the Underlying Assets and Underlying Businesses in their entirety as accepted by the Transferee, and any adjustment to the Transfer Consideration or each installment of Transfer Consideration under this Agreement shall not affect the completion of transfer of the Underlying Assets and Underlying Businesses to the Transferee in accordance with this Agreement.

The Parties hereto further confirm and agree that, with respect to the aforesaid Underlying Assets and Underlying Businesses transferred to the Transferee from the Transferor, the Transferee shall designate at its own discretion its own or its designated Affiliates as the Person receiving the corresponding Underlying Assets and Underlying Businesses; and the Transferors shall transfer and deliver the corresponding Underlying Assets and Underlying Businesses to such receiving Person following the instruction of the Transferee. For the avoidance of doubt, for the purpose of understanding and interpreting this Agreement, the Transferee shall be understood and interpreted as the “Transferee and/or its designated Affiliates”.

(hereinafter referred to as the “Transfer” or the “Transaction”)

2.2                              On or before the Closing Date, the Transferors shall bear all risks related to the Underlying Assets and Underlying Business; since the Closing Date, notwithstanding the transfer arrangements as agreed in this Agreement, the Transferee shall be entitled to all rights and interests in the Underlying Assets and the Underlying Business it ultimately accepts, and shall also bear the risks, costs and payment responsibilities arising from the Transferee’s operation of such Underlying Assets and the Underlying Business. For the avoidance of doubt, the Transferee shall be liable for the payment obligations arising from the Transferee’s operation of the Underlying Assets and Underlying Businesses accepted by the Transferee after the Closing Date. If the Transferors (or its Affiliates) fulfill the above-mentioned payment obligations on behalf of the Transferee, the Transferee agrees to settle and pay back to the Transferors in accordance with this Agreement and/or the supplementary agreements entered by the Parties. Further, the Parties understand and agree that the commission fees, service fees and car payments relating to the Underlying Business and the Underlying Assets which accrue before the Closing Date shall belong to the Transferors (regardless of whether such accounts were actually received before, on or after the Closing Date), and the costs, expenses and fees relating to the Underlying Assets and the Underlying Business before the Closing Date (regardless of whether such costs, expenses and fees were accrued before, on or after the Closing Date) shall be borne by the Transferor. If settlement needs to be made between the Transferors and the Transferee due to the bank account arrangement corresponding to the Underlying Business as agreed in this Agreement, the Transferors and the Transferee shall arrange such settlement accordingly.

Notwithstanding the foregoing, before and after the Closing Date, each Transferor shall fulfill its responsibilities and obligations relating to the Underlying Assets and Underlying Businesses within such time and in such method prescribed hereunder, including but not limited to, (i) complete the transfer registration, license registration and pledge registration (including but not limited to the transfer registration, license registration and pledge registration of the application and ownership) of the relevant Underlying Intellectual Property Rights with the relevant department of authority; and (ii)complete other obligations and responsibilities agreed herein that shall be performed by the relevant Transferors, pursuant to the method and mechanism agreed herein.

2.3                              Notwithstanding the provisions in Article 2.2 and other provisions herein, the Transferee and/or its designated Affiliates shall not assume any obligations, risks, debts and responsibilities of the Underlying Assets and/or the Underlying Businesses existing or arising prior to the Closing Date, whenever the Underlying Assets and/or the Underlying Businesses are transferred and delivered. Each of the Transferors shall continue to assume any obligations, risks, Liabilities and responsibilities related to the Underlying Assets and/or the Underlying Businesses existing or arising prior to the Closing Date, including but not limited to:

(1)                                 Any responsibilities, Liabilities, fees payable (including but not limited to Annual Fees and Overdue Fines) and Taxes and Taxation payable (excluding the Accounts Payable Assumed by the Transferee in accordance with this Agreement (as defined below) and the Other Accounts Payable Assumed by the Transferee (as defined below)) existing or arising prior to or at the Closing Date in connection with the Underlying Asset and/or Underlying Business;

(2)                                 Any pending litigation, claim, arbitration, administrative penalty or other legal proceedings related to Underlying Assets and/or Underlying Business before or at the Closing Date;

(3)                                 Claims, liabilities, obligations, damages, losses, judgments, legal actions, lawsuits, procedures, arbitration, etc. brought by any third party on or before the Closing Date in respect of Underlying Assets and/or Underlying Business;

(4)                                 Claims filed by the Transferors before or at the Closing Date in respect of the products sold or services provided by Underlying Businesses and/or Underlying Assets;

(5)                                 Any claim, lawsuit, arbitration, administrative penalty, any dispute, claim or legal procedure arising from the Transferor’s performance of any Underlying Contracts before the Closing Date (whether the aforesaid acts occurred before, at or after the Closing Date); and

(6)                                 Any liability, obligation, damages, loss, judgment, legal action, lawsuit, procedure, arbitration, etc. arising from the Underlying Asset and/or Underlying Business after the Closing Date and any previous acts or reasons.

For the avoidance of doubt,

(1)         If the Transferee and/or its Affiliates incur any Liabilities, responsibilities, obligations and Encumbrance due to the above circumstances set forth in this Article for any reason, the Transferors and the Warrantor shall jointly and severally compensate and indemnify the Transferee and/or its Affiliates according to the time, methods and mechanisms required by the Transferee and/or its Affiliates.

(2)         The Transferee and/or its Affiliates shall be responsible for responding to or handling relevant procedures and claims (but the Transferee shall actively and reasonably cooperate) and compensate the Transferee and/or its Affiliates for all expenses incurred and all losses suffered as a result of any duties, obligations, damages, losses, judgments, legal actions, lawsuits, procedures, arbitration, etc. arising from the above matters. For the avoidance of doubt, before the Transfer of the Underlying Assets and Underlying Business is completed in accordance with this Agreement, if the Transferors brings a lawsuit and/or arbitration and/or other dispute procedures against the customers of the Underlying Assets and Underlying Business that have not completed the Transfer, based on issues occurring before the Closing Date and previous issues, the prior written consent of the Transferee shall be obtained.

(3)         Notwithstanding the above provisions and other agreements in the Transaction Documents, if by the date of payment of the Second Installment of the Transfer Consideration, the corresponding Underlying Assets listed in the annex to this Agreement are ultimately not transferred to the Transferee in the manner agreed in this Agreement, and the Transferee agrees that such Underlying Assets shall be excluded from the final Underlying Asset scope (if requested by the Transferee that such Underlying Assets shall be within the Underlying Asset scope, they shall be treated in the manner and mechanism required by the Transferee), then the Transferors shall continue to be responsible for the Underlying Assets, the Transferors shall have the right to continually hold the Underlying Assets or choose to terminate the corresponding business contract (provided that it does not affect the normal development and operation of the Underlying Business from the Closing Date), and the responsibilities and obligations related to the Underlying Assets shall be borne by the Transferor.

(4)         For the matters in Article 2.2 and 2.3, if the Transferors has made corresponding claims, litigation, defense or indemnification in accordanxe with this Agreement, the Transferors has the right to retain the income actually attributable to the Transferors from the claims, litigation, defense or indemnification (including but not limited to the amount payable by the disputing counterparty as determined by judgment or arbitration) provided that such shall not affect the normal development and operation of Underlying Business and the amount of compensation, compensation and expenses that the Transferee shall receive and obtain.

2.4                              Transfer and License of Underlying Intellectual Property Rights

(1)         Copyright

a.                  The  Transferred Underlying Copyrights

(i)                                     The Transferors agree to and procure other relevant parties to transfer and deliver to the Transferee the underlying copyrights as set forth in Part I of Appendix III (the “Transferred Underlying Copyright”) in accordance with the terms and conditions of this Agreement, and the Transferee agrees to accept, acquire and receive the Transferred Underlying Copyrights and execute the copyright transfer agreement as shown in Part I of Appendix XI prior to the closing and provide the Transferee with the originals of the ownership certificate materials corresponding to the Transferred Underlying Copyrights prior to the closing;

(ii)                                  Prior to the Closing Date, the Transferors shall hand over to the designated personnel of the Transferee all source code, source program, CDs, underlying technical data, technical abstracts and specifications and other necessary materials in connection with the Transferred Underlying Copyrights (except for the items missing which are listed in the Disclosure Letter);

(iii)                               The Transferors shall provide prompt cooperation for the completion of relevant procedures and execute relevant documents (providing the Underlying Contracts  and the business license of the relevant Transferors affixed with the company seal, providing the original registration certificate of the Underlying Copyrights (including the original registration certificate of computer software copyright and the original registration certificate of works copyright) and providing the relevant query results (including the query results of computer software copyright and the query results of works copyright)) before the closing, and shall submit an application for change registration in connection with the transfer of the Transferred Underlying Copyrights to the National Copyright Administration and provide the Transferee with the evidence of completion of such application submission before the closing; the Transferors shall complete the registration and filing of the Copyright relating to the transfer of the Transferred Underlying Copyright from the Transferors to the Transferee before the Transferee actually pays the Second Installment of Transfer Consideration in accordance with this Agreement;

(iv)                              For the avoidance of doubt, if the change registration of copyright fails to be made or completed due to the reason that the National Copyright Administration does not agree to the transfer of the word pattern of “Youxinpai” in Part I of Appendix XI by dividing the word pattern from the work of “Youxin font”, Transferors shall not be deemed to default or fail to satisfy the conditions precedent of the First Installment of the Transfer Consideration or the conditions precedent of the Second Installment of the Transfer Consideration due to such failure. However, the Transferors shall, at the request of the Transferee, exclusively license the Transferee to use of the word pattern of “Youxinpai” at a time and in a manner reasonably satisfactory to the Transferee (but the Transferors shall still have the right to use the work of “Youxin font” and the work pattern of “Youxin” in the work of “Youxinpai”) and complete the relevant license and filing at such time and in such manner as requested by the Transferee.

(v)                                 Any costs arising from the transfer of the Transferred Underlying Copyrights in accordance with the above mechanism shall be borne by the Transferor;

(vi)                              With effect from the Closing Date, the Transferred Underlying Copyrights and all rights arising therefrom shall be transferred in their entirety to the Transferee. Unless approved by the Transferee in writing in advance, as from the Closing Date, neither the Transferors nor any other Uxin Group Company shall use and/or authorize a third party to use any of the Transferred Underlying Copyrights or re-register the relevant works in its own name or in the name of a third party.

b.                  Licensed Underlying Copyright

(i)                                     The Transferors agree to and procure other relevant parties to provide the licensed underlying copyrights in Part II of Appendix III (the “Licensed Underlying Copyrights”) to the Transferee in accordance with the terms and conditions of this Agreement, and the Transferee agree to accept the Licensed Underlying Copyrights and execute the copyright license agreement as shown in Part II of Appendix XI prior to the closing;

(ii)                                  Prior to the Closing Date, the Transferors shall provide the Transferee with a copy of all source code, source program, CDs, underlying technical data, technical abstracts, specifications and other necessary materials in connection with the Licensed Underlying Copyright;

(iii)                               Any fees arising from the licensing of the Licensed Underlying Copyright in accordance with the above mechanism shall be borne by the Transferors;

(iv)                              The Transferors hereby acknowledge and undertake that the license arrangement with respect to the Licensed Underlying Copyrights shall be permanent and free of charge, and the Transferee shall have the right to carry out internal sublicense and sublicense arrangements within the Transferee and/or its Affiliates and conduct reasonable sublicense and sublicense arrangements with third parties with respect to such Licensed Underlying Copyrights to the extent reasonably necessary for the conduct of the Underlying Business. The Transferors further covenant that, with respect to the Licensed Underlying Copyrights, they shall continuously ensure the stable and good existence of such Licensed Underlying Copyrights and pay corresponding fees in a timely manner and deal with relevant issues relating to such Licensed Underlying Copyrights in their sole discretion. If any Transferor transfers, guarantees, licenses, disposes of or encumber such Licensed Underlying Copyrights, it shall obtain prior written consent of the Transferee. The Transferors and relevant Uxin Group Company shall take all necessary measures to ensure that the Transferee can keep good use of such Licensed Underlying Copyrights.

(v)                                 For the avoidance of doubt, in case where the Transferors and Uxin Group Company perform any update and novation and re-development or research with respect to the Licensed Underlying Copyright after the execution of this Agreement, such update and novation and re-development or research shall also be defined as the Licensed Underlying Copyrights. The Transferors and Uxin Group Company shall license to the Transferee pursuant to the provisions regarding the Licensed Underlying Copyrights under Articles (i) to (iv) above and complete such license at the time and in the manner requested by the Transferee.

(2)         Underlying Patents

a.                  Transferred Underlying Patents

(i)                                     The Transferors agree to transfer and deliver to the Transferee, and the Transferee agree to accept, acquire and receive the transfer from the Transferors, the Underlying Patents mentioned in Part I of Appendix IV (the “Transferred Underlying Patents”) in accordance with the terms and subject to the conditions of this Agreement; the Transferors shall be responsible for the transfer of the Underlying Patents and any cost arising from the transfer of the Transferred Underlying Patents shall be borne by the Transferors.

Before the closing, the Transferors shall deliver to the Transferee the materials relevant to the Transferred Underlying Patents, execute the forms, documents or agreements necessary for the transfer of the Transferred Underlying Patents, and execute the patent transfer agreement and/or the patent application right transfer agreement as shown in Part I of Appendix XII.

Prior to the closing, the Transferors shall hand over to the designated personnel of the Transferee all source code, source program, CDs, underlying technical data, technical abstracts, specifications and other necessary materials in connection with the Transferred Underlying Patent.

The transfer of the Transferred Underlying Patents shall take effect from the date on which the change registration with the State Intellectual Property Office (the “SIPO”) is completed.

(ii)                                  Change procedures. The Transferors shall be responsible for, and the Transferee shall cooperate with the Transferors, the procedures required for the change of the Transferred Underlying Patents (change registration with the SIPO). The Parties shall submit application for change registration of the transfer of the Transferred Underlying Patents prior to the Closing Date and provide the Transferee with materials evidencing the completion of such change registration, and shall complete such change registration within six (6) months after the Closing Date (if the change registration procedures fail to be completed within the aforesaid 6-month period due to reasons solely attributable to the Transferee or the SIPO, the Transferors shall not be deemed as in breach of this Agreement).

The Transferors shall eliminate or resolve any obstacle or problem raised by the SIPO within ten Business Days (if such cannot be achieved within the above time limit due to objective reasons, the above time limit shall be reasonably extended).

For the avoidance of doubt, if, after exhaustion of all statutory remedies, there are still some Transferred Underlying Patents registered under the name of the Transferors due to the reason that the transfer of the Transferred Underlying Patents fails to be approved by the SIPO, then (i) if the transfer of the Transferred Underlying Patents has not been announced, the Transferee shall have the right to elect to (x) continue such transfer until the transfer is completed; or (y) require the Transferors to withdraw the corresponding application for the Transfer Underlying Patents and re-apply for the registration of the Transferred Underlying Patents directly by the Transferee; (ii) the Transferors shall enter into an exclusive license agreement with the Transferee before the Closing Date as shown in Part II of Appendix XII, under which the Transferors shall license the Transferred Underlying Patents permanently to the Transferee free of charge until such transfer of the Transferred Underlying Patents is registered under the name of the Transferee.

(iii)                               The Parties acknowledge and agree that the patent right or the patent application right of the Transferred Underlying Patents shall become effective as of the date on which the SIPO approves the transfer application and registers the same.

The Transferors hereby agree that prior to the Closing Date, the Transferors and the Transferee shall execute an exclusive license agreement as shown in Part II of Appendix XII with respect to the Transferred Underlying Patents, and grant a perpetual and exclusive license to the Transferee without compensation until the date on which the transfer registration of the Transferred Underlying Patents is completed (the “Patent Transition Period”). If the Transferee requests to file the above patent licensing with the SIPO, the Transferors shall be responsible for completing the relevant filing procedures at the time and in the manner reasonably requested by the Transferee, and the Transferee shall provide necessary cooperation. All costs arising from the filing procedures shall be borne by the Transferors. During the Patent Transition Period, the Transferors shall ensure that it shall not license or dispose of the Transferred Underlying Patents, create interests for a third party or transfer the Transferred Underlying Patents to a third party. After the Closing Date, the patent registration fee, patent renewal fee, agency fee and other relevant fees of the Transferred Underlying Patents incurred after the Closing Date shall be borne by the Transferee; provided that such fees incurred before the Closing Date or incurred after the Closing Date as a result of actions taken before the Closing Date shall still be borne by the Transferors.

(iv)                              The Transferors shall be responsible for the transfer of the Transferred Underlying Patents (i.e. the transfer of the registration right of the registered Transferred Underlying Patents from the Transferors to the Transferee and the transfer of the application right of the patent under application to the Transferee), and shall assist and cooperate with the Transferee in obtaining the patent registration in connection with the Transferred Underlying Patents which are still in the process of patent application.

(v)                                 In the meantime, with respect to the Transferred Underlying Patents that are still in the process of patent application as of the Closing Date, after the Closing Date but before the Transferee obtains the patent registration of such Transferred Underlying Patents, the Transferors shall indemnify the Transferee for any losses caused by any issues relating to such Transferred Underlying Patents.

(vi)                              As of the Closing Date, all rights arising from the transfer of the Transferred Underlying Patents and all rights arising therefrom shall be transferred to the Transferee. Unless approved by the Transferee in writing in advance, as from the Closing Date, the Transferors and other Uxin Group Company shall not use and/or authorize a third party to use any of the Transferred Underlying Patents, shall not seek patent rights or other interests in its own name or a third party with respect to any technical solutions of the same or substantially the same or equivalent to the Transferred Underlying Patents, and shall not publish or disclose any technical solutions of any of the Underlying Technology Patents that have not been made public.

b.                  Licensed Underlying Patents

(i)                                     The Transferors agree to and procure other relevant parties to license to the Transferee, and the Transferee agrees to accept, the Licensed Underlying Patents in Part II of Appendix IV (the “Licensed Underlying Patents”) in accordance with the terms and conditions of this Agreement and enter into the patent license agreement as shown in Part III of Appendix XII and the patent application and technology license agreement as shown in Part IV of Appendix XII prior to the closing;

(ii)                                  Prior to the Closing Date, the Transferors shall provide the Transferee with a copy of all source code, source program, CDs, underlying technical data, technical abstracts, specifications and other necessary materials in connection with the Licensed Underlying Patents;

(iii)                               The Transferors shall submit the relevant application to the SIPO and provide the Transferee with materials to evidence that the relevant completion is completed before the closing, complete the relevant procedures and execute the relevant documents, and complete the filing and license involved in such licensed Underlying Patents before the payment of the Second Installment of the Transfer Consideration;

(iv)                              Any expenses arising from the licensing of the Licensed Underlying Patent in accordance with the above mechanism shall be borne by the Transferors;

(v)                                 The Transferors hereby acknowledge and undertake that the license arrangement with respect to the Licensed Underlying Patents shall be permanent and free of charge, and the Transferee shall have the right to carry out internal sublicense and sublicense arrangements within the Transferee and its Affiliates and shall have the right to conduct reasonable sublicense and sublicense arrangements with third parties with respect to such Licensed Underlying Patents for the purpose reasonably necessary for the conduct of the Underlying Business. The Transferors further covenant that, with respect to the Licensed Underlying Patents, it shall continuously ensure the stable and good existence of such Licensed Underlying Patents, pay corresponding fees (including, without limitation, patent registration fee, patent renewal fee and agency fee) in a timely manner, and promptly and deal with relevant issues involved in such Licensed Underlying Patents on its own. If any Transferors transfer, license, dispose of or encumber the Licensed Underlying Patent, prior written consent of the Transferee shall be obtained. The Transferors and the relevant Uxin Group Company shall take all necessary measures to ensure that the Transferee can use such Licensed Underlying Patents in a sustainable and good manner.

(vi)                              For the avoidance of doubt, in case where any update and novation, redevelopment or research is made by the Transferors and Uxin Group Company after the execution of this Agreement in respect of the Licensed Underlying Patent, the patent so developed and updated or re-developed or researched shall also be defined as the Licensed Underlying Patents. The Licensed Underlying Patents shall be licensed to the Transferee in accordance with and subject to the provisions regarding the Licensed Underlying Patents set forth in Articles (i) to (v) above and shall be completed in a time and manner requested by the Transferee.

(3)         Underlying Domain Names

a.                  Transferred Underlying Domain Names

(i)                                     The Transferors agree to cause and procure the domain names listed in Part I of Appendix V (the “Transferred Underlying Domain Names”) to be transferred and delivered to the Transferee, and the Transferee agrees to acquire, accept and receive the Transferred Underlying Domain Names from the Transferors, subject to the terms and conditions of this Agreement.

The Transferors shall deliver the materials, codes and procedures in relation to the Transferred Underlying Domain Names to the Transferee prior to the closing, and execute forms, documents or agreements necessary for the completion of the transfer of the transferred domain names and provide the Transferee with the domain name transfer code.

The Transferors shall be responsible for the procedures required for the registration of the change of the domain name (change registration of domain name). Any expenses arising from the transfer of the Transferred Underlying Domain Names shall be borne by the Transferors. The Transferors shall complete the change registration of the Transferred Underlying Domain Names prior to the Closing Date, such that the registrant of the Transferred Underlying Domain Names shall be the Transferee, and obtain the certificate of domain name issued after the change registration; the Transferee shall cooperate with the Transferors in this respect.

With respect to the changes of the ICP filing information of the Transferred Underlying Domain Names, the Transferors agree to complete the cancellation of such changes in the original ICP filing information of the Transferred Underlying Domain Names before the payment of the Second Installment of the Transfer Consideration and cooperate with the Transferee in changing the host company of the ICP filing information of the Transferred Underlying Domain Name to be the Transferee.

(ii)                                  If any of Transferred Underlying Domain Names is registered on any qualification or license of the Transferors or other Uxin Group Company (including but not limitation the Value-added Telecommunication Business Operation Permit), the Transferors shall remove Transferred Underlying Domain Names from such qualification or license prior to the payment of the Second Installment of the Transfer Consideration and ensure that the Transferee could use the Transferred Underlying Domain Names for the application of the relevant qualification or licenses.

(iii)                               Without the prior written consent of the Transferee, the Transferors and other Uxin Group Company shall not use the Transferred Underlying Domain Names in any manner. With respect to the pages, entrances or links that are displayed on the webpage corresponding to the Transferred Underlying Domain Names that are unrelated to the Underlying Business (the “Unrelated Business”), if requested by the Transferee, the Transferors shall cooperate with the Transferee to close the Unrelated Business within a reasonable period of time requested by the Transferee, before the payment of the Second Installment of the Transfer Consideration.

b.                  Licensed Underlying Domain Names

(i)                                     The Transferors agree to and procure other relevant parties to license to the Transferee, in accordance with the terms and conditions of this Agreement, the domain names (including sub-domain names of such domain names) set forth in Part II of Appendix V (the “Licensed Underlying Domain Names”) and the Transferee agrees to accept the Licensed Underlying Domain Names and execute the domain name license agreement set forth in Appendix XIV prior to the closing;

(ii)                                  Prior to the Closing Date, the Transferors shall provide the Transferee with a copy of all source code, source code, CDs, underlying technical data, technical abstracts, specifications and other necessary materials in connection with the Licensed Underlying Domain Names;

(iii)                               The Transferors hereby acknowledge and undertake that the Licensed Underlying Domain Names shall be perpetual and free of charge licensing arrangements, and the Transferee shall have the right to carry out internal sub-licensing and sublicense arrangements within the Transferee and its Affiliates and conduct reasonable sub-licensing and sublicense arrangements with third parties to the extent reasonably necessary for the conduct of the Underlying Business. Prior written consent of the Transferors. The Transferors further covenant that, with respect to the Licensed Underlying Domain Names, it shall continuously ensure the stability and good existence of such Licensed Underlying Domain Names and pay relevant fees in due course, promptly and deal with relevant issues concerning such Licensed Underlying Domain Names on its own. The Transferors shall obtain prior written consent of the Transferee if they transfer, license, dispose of or encumber the Licensed Underlying Domain Names. The Transferors and the relevant Uxin Group Company shall take all necessary measures to ensure that the Transferee can keep good use of such Licensed Underlying Domain Names.

(4)         Underlying Trademark

a.                  Transferred Underlying Trademarks

(i)                                     The Transferors agree to transfer and deliver to the Transferee, and the Transferee agrees to acquire, acquire and receive, the transferred Underlying Trademarks as set forth in Part I of Appendix VI (the “Transferred Underlying Trademarks”) in accordance with the terms and subject to the conditions of this Agreement; the Transferors shall be responsible for the transfer of the Transferred Underlying Trademarks and any cost arising from such transfer shall be borne by the Transferors.

The Transferors shall deliver to the Transferee the materials relating to the Transferred Underlying Trademarks prior to the closing, execute forms, documents or agreements necessary for the completion of the transfer of the Underlying Trademarks, and execute the trademark transfer agreement as shown in Part I of Appendix XIII.

Prior to the closing, the Transferors shall transfer to the designated personnel of the Transferee all certificates, specifications and other necessary materials in respect of the Transferred Underlying Trademarks.

The transfer of the Transferred Underlying Trademarks shall take effect from the date on which the change registration with the Trademark Office of State Intellectual Property Office (the “Trademark Office”) is completed.

(ii)                                  Change procedures. The Transferors shall be responsible for and the Transferee shall cooperate with the Transferors for the necessary procedures for the change of the Transferred Underlying Trademarks (change registration with the Trademark Office). The Parties shall submit the application for change registration of the transfer of the Transferred Underlying Trademarks and provide the Transferee with materials evidencing the completion of such change registration prior to the Closing Date, and shall complete such change registration within six (6) months after the Closing Date (if the change registration procedures fail to be completed within the aforesaid six (6) month period due to reasons solely attributable to the Transferee or the Trademark Office, the Transferors shall not be deemed to be in breach of this Agreement).

The Transferors shall eliminate or resolve any obstacle or problem raised by the Trademark Office within ten Business Days (if such cannot be achieved within the above time limit due to objective reasons, the above time limit shall be reasonably extended).

For the avoidance of doubt, if after exhaustion of all statutory remedies, there are still certain Transferred Underlying Trademarks registered under the name of the Transferors due to the reason that the transfer of the Transferred Underlying Trademarks has not been approved by the Trademark Office, then (i) if the relevant Transferred Underlying Trademarks have not been registered, the Transferee shall have the right to choose to (x) continue such transfer until the completion of the transfer; or (y) request the Transferors to withdraw the corresponding application for the Transferred Underlying Trademarks and apply for re-registration by the Transferee; (ii) the Transferors shall enter into an exclusive license agreement with the Transferee as shown in Part II of Appendix XIII prior to the Closing Date, under which the Transferors shall grant the Transferee the permanent and exclusive license of the Transferred Underlying Trademarks without compensation until such transfer registration of the Transferred Underlying Trademarks under the name of the Transferee.

(iii)                               The Parties acknowledge and agree that the Transferred Underlying Trademarks shall become effective on the date on which the transfer application is approved and registered by the Trademark Office.

The Transferors hereby agree that prior to the Closing Date, the Transferors and the Transferee shall execute an exclusive license agreement as shown in Part II of Appendix XIII in respect of the Transferred Underlying Trademarks and grant a permanent and exclusive license to the Transferee without compensation until the date on which the transfer registration of the Transferred Underlying Trademarks is fully completed (the “Trademark Transitional Period”). If the Transferee requests to file the above trademark authorization and licensing with the Trademark Office, the Transferors shall be responsible for completing such filing procedures at the time and in the manner reasonably requested by the Transferee, and the Transferee shall provide necessary cooperation. All costs arising from the filing procedures shall be borne by the Transferors. During the Trademark Transition Period, the Transferors shall ensure that it shall not license or dispose of the Transferred Underlying Trademarks, create interests for a third party or transfer the Transferred Underlying Trademarks to a third party. After the Closing Date, the patent registration fee, patent renewal fee, agency fee and other relevant fees arising from the transfer of the Transferred Underlying Trademarks after the Closing Date shall be borne by the Transferee; provided that such fees incurred before the Closing Date or arising from any action taken before the Closing Date shall still be borne by the Transferors.

(iv)                              The Transferors shall be responsible for the transfer of the Transferred Underlying Trademarks and assist and cooperate with the Transferee in obtaining the patent registration of the Underlying Trademarks which are still in the process of application.

(v)                                 In the meantime, with respect to the Transferred Underlying Trademarks that are still in the process of the Trademark Application as of the Closing Date, before the Transferee obtain registration of such Transferred Underlying Trademarks after the Closing Date, the Transferors shall indemnify the Transferee for relevant losses caused by any problems in such Transferred Underlying Trademarks.

(vi)                              With effect from the Closing Date, all rights arising from the transfer of the Transferred Underlying Trademarks and all rights arising therefrom shall be transferred to the Transferee. Unless approved by the Transferee in writing in advance, from the Closing Date, the Transferors and other Uxin Group Company shall not use and/or authorize a third party to use any of the Transferred Underlying Trademarks or seek interests in their own name or a third party’s name with respect to technical solutions that are identical or substantially identical or equivalent to the Underlying Trademarks.

b.                  With respect to the trademarks listed in Part II of Appendix VI (the “Exclusive Licensed Trademarks”), the Transferors agree to transfer all interest in such trademarks to the Transferee; provided, however, that due to the examination and approval of Governmental Authorities, the Parties understand and acknowledge that the transfer of such interest may only be achieved through exclusive license. In the future, if laws and regulations permit the separate transfer of Exclusive Licensed Trademarks to the Transferee, the Transferors shall transfer such Exclusive Licensed Trademarks to the Transferee. However, such transfer shall be limited to Exclusive Licensed Trademarks, and does not involve any other “优信” “Uxin” “” and “youxin” trademarks held by the Transferors or any other Uxin Group Company and similar to the Exclusive Licensed Trademarks as determined by the Trademark Office.

The relevant Transferors and Transferee shall have entered into the exclusive license agreement as shown in Part II of Appendix XIII prior to the closing, pursuant to which the relevant Transferors shall grant to the Transferee a permanent, gratuitous and exclusive license. The Transferors shall be responsible for making relevant filings in connection with such exclusive license prior to the closing and providing the Transferee with evidence of completion of such filing at the time and in the manner reasonably requested by the Transferee and shall complete the filing with respect to the exclusive license trademark as soon as practicable after the Closing Date but no later than the payment of the Second Installment of the Transfer Consideration, and the Transferee shall provide necessary assistance. The Transferee shall provide necessary cooperation and all expenses arising from the filing procedure shall be borne by the Transferors.

For the avoidance of doubt, the Transferors shall be obliged to ensure the timely renewal of Exclusive Licensed Trademarks and take all other actions to maintain the continuous validity of Exclusive Licensed Trademarks and take all necessary actions in accordance with the instructions and requirements of the Transferee with respect to such Exclusive Licensed Trademarks so as to maintain the continuous validity of Exclusive Licensed Trademarks. After the Closing Date, the trademark registration fee, renewal fee and agency fee of the Exclusive Licensed Trademarks incurred after the Closing Date shall be borne by the Transferee. Transferee shall be entitled to sub-license and sublicense such exclusive Licensed Marks and the use of such exclusive Licensed Marks shall not be subject to any restrictions. The parties further agree that the Transferors shall only take necessary actions for the good existence of the Exclusive Licensed Trademarks and with the consent of the Transferees. Without the prior written consent of the Transferees, the Transferors shall not assign, authorize, pledge, transfer or otherwise dispose of the Exclusive Licensed Trademarks or use the Exclusive Licensed Trademarks in any manner.

c.                   For the trademarks listed in Part III of Appendix VI (the “General Licensed Trademarks”, together with the Exclusive Licensed Trademarks, the “Licensed Trademarks”), the relevant Transferors and the Transferee shall enter into the general license agreement as shown in Part III of Appendix XIII prior to the closing, pursuant to which the relevant Transferors shall grant to the Transferee a perpetual and free general license. The Transferors shall be responsible for submitting the relevant filings relating to such general license at the time and in the manner reasonably requested by the Transferee prior to the closing, providing the Transferee with the evidence materials to prove the completion of such submission and completing the filing of the general license of the Underlying Trademarks as soon as practicable after the Closing Date but no later than the payment of the Second Installment of the Transfer Consideration, and the Transferee shall provide necessary assistance. All expenses arising from the filing procedure shall be borne by the Transferors.

The Transferors hereby acknowledge and undertake that the license arrangements with respect to the General Licensed Trademarks shall be perpetual and free of charge, and the Transferee shall have the right to carry out internal sub-license and sublicense arrangements within the Transferee and its Affiliates and conduct reasonable sub-license and sublicense arrangements with respect to such General Licensed Trademarks to the extent reasonably necessary for the conduct of the Underlying Business. The Transferors and relevant Uxin Group Company further covenant that, with respect to the General Licensed Trademarks, they shall continuously ensure the stability and good existence of such trademarks and pay relevant fees (including but not limited to registration fee, renewal fee and agency fee) in a timely manner, and deal with relevant issues relating to such trademarks in a timely manner and on their own. The Transferors shall obtain prior written consent of the Transferee if they transfer, license, dispose or encumber the Trademarks. The Transferors and the relevant Uxin Group Company shall take all necessary measures to ensure that the Transferee can keep good use of such General Licensed Trademarks.

d.                  For the avoidance of doubt, with respect to the trademarks containing words and/or designs of the Transferred Underlying Trademarks and the varied trademark forms of the Transferred Underlying Trademarks (including, without limitation, words in both case and/or pinyin and/or other words), after the execution of this Agreement, such trademarks shall also be defined as the Transferred Underlying Trademarks, and shall be transferred to the Transferee in accordance with and subject to the provisions regarding the Transferred Underlying Trademarks in Article (a) above and shall be completed at such time and in such manner as requested by the Transferee.

With respect to the trademarks containing words and/or drawings of the Licensed Trademarks and the varied trademarks forms of the Licensed Trademarks (including, without limitation, capitalized and/or pinyin and/or other words), the Transferors and Uxin Group Company shall also be defined as the Licensed Trademarks after the execution of this Agreement, shall license and/or pledge, as the case may be, the Licensed Trademarks to the Transferee in accordance with and subject to the Articles (b), (c) and (e) above on the Licensed Trademarks and shall complete such license and/or pledge, as the case may be, at such time and in such manner as requested by the Transferee.

e.                   In particular, without prejudice to the generality of the provisions under paragraph a, b, c and d above, Transferors and relevant Uxin Group Company hereby understand, acknowledge and agree that, to secure the performance by Transferors and relevant Uxin Group Company of all obligations of Transferee under the Transaction Documents, Transferors and relevant Uxin Group Company shall pledge to Transferee all the Exclusive Licensed Trademarks and the accompanying interests therein and execute a pledge agreement as set forth in Part IV of Appendix XIII with Transferee prior to the closing, provided that such pledge shall be limited to the Exclusive Licensed Trademarks and shall exclude “优信” “Uxin” “” and “youxin” related trademarks held by Transferors or other Uxin Group Company and similar to the Exclusive Licensed Trademarks as determined by the Trademark Office. The Transferors further understand, acknowledge and agree that, regardless of whether such registration of pledge of the Underlying Trademarks is made or not, the Transferee shall be deemed as the sole and primary right holder of the exclusive licensing trademarks in terms of facts and substance.

With respect to the above pledge, the Parties understand and acknowledge that, in consideration of applicable laws, it is impossible to make trademark pledge registration of the above Exclusive Licensed Trademarks separately when this Agreement is executed. However, the Transferors hereby understand, acknowledge and confirm that, if, after the execution date of this Agreement, the Transferors is permitted by applicable laws to separately pledge the Exclusive Licensed Trademarks to the Transferee (provided, however, that such pledge registration is limited to the Exclusive Licensed Trademarks, and does not involve  “优信”“Uxin” “”, and “Youxin” trademarks held by the Transferors or any other Uxin Group Company and deemed by the Trademark Office to be similar to the Exclusive Licensed Trademarks), the Transferee shall have the right to request the Transferors to complete the pledge registration of such Underlying Trademarks with the Trademark Office at such time and in such manner as reasonably requested by the Transferee and provide the Transferee with evidence  of the completion of the pledge registration of the Underlying Trademarks. (including, without limitation, the registration certificate of trademark pledge)

For the avoidance of doubt, notwithstanding any provisions to the contrary in this Agreement or in the trademark pledge agreement, the Transferors or any other Uxin Group Company has not disposed of and is not obligated to pledge or transfer to the Transferee any other “优信” “Uxin” “” and “youxin” trademarks held by Uxin Group Company and similar to the Exclusive Licensed Trademarks as determined by the Trademark Office. The Transferee shall have no right to request the Transferors or any other Uxin Group Company to pledge or transfer together with relevant trademarks of  “优信”“Uxin” “” and “youxin” held by it and similar to the Exclusive Licensed Trademarks as determined by the Trademark Office to the Transferee.

(5)         Underlying Platform Accounts.

a.                  The Transferors agree, and shall cause its Affiliates as the owner of the Underlying Platform Accounts to fully transfer and deliver to the Transferee the Underlying Platform Accounts and the Transferor’s rights, title and interests in and to the Underlying Platform Accounts together with all related Intellectual Property Rights (including all rights obtained by the Transferors through application and/or registration of the Underlying Platform Accounts, but excluding relevant patents and trademarks which shall be subject to the arrangements under other terms of this Agreement).

In order to achieve the foregoing purpose, the Transferors shall, prior to the Closing Date, (i) deliver and transfer to the Transferee a complete copy of the source code and/or source program decryption password, object code, software technology documents and relevant information and materials (including electronic materials) corresponding to the Underlying Platform Accounts; (ii) execute necessary forms, documents or agreements; (iii) deliver and transfer all operation and user’s authorities corresponding to the Underlying Platform Accounts to the Transferee so as to ensure that the Transferee can obtain all accesses corresponding to the Underlying Platform Accounts and all relevant systems and contents corresponding to the Underlying Platform Accounts independently.

The Transferor shall submit the transfer application to the registration centers of the Underlying Platform Accounts before closing, and launch thereon the online compulsory transfer with the method and mechanism satisfactory to the Transferee. The Transferor shall also complete all procedures related to the transfer of the Underlying Platform Accounts before the payment of the First Installment of the Transfer Consideration. The Transferors shall be responsible for the transfer of Underlying Platform Accounts with the cooperation of the Transferee. The costs arising from the relevant formalities for the transfer of Underlying Platform Accounts shall be borne by the Transferor.

b.                  In the meantime with the transfer of the Underlying Platform Accounts, the Transferors and the Transferee shall jointly irrevocably change the payment system connected to the Underlying Platform Accounts (other than the WeChat Accounts) to the payment system of the Transferee or its Affiliate and the bank account thereof to an Affiliate designated by the Transferee, and the Transferors shall assist in completing change procedures in respect of the Underlying Platform Accounts (other than the WeChat Accounts) payment system and bank account to ensure that the Person owning the bank account corresponding to the Underlying Platform Accounts (other than the WeChat Accounts) shall be irrevocably changed to the Affiliate designated by the Transferee, and the payment system corresponding to the Underlying Platform Accounts shall be changed to the payment system of the Transferee or its Affiliates upon the Closing Date.

c.                   For the purpose of smoothing the transfer of the Underlying Platform Accounts, the personnel of the Transferors responsible for the operation and management of the Underlying Platform Accounts shall deliver the operation account and password of the Underlying Platform Accounts to the designated personnel of the Transferee before the closing, and the Transferors shall ensure that such personnel shall not, in any manner, steal, alter, fraudulently use or retrieve such account and password.

d.                  In particular, for the avoidance of doubt, the Parties understand and confirm that, with respect to the Underlying Platform Accounts of “Chake Glory” (as updated and amended from time to time) and the Underlying Platform Accounts of Member Adviser (RN) (as updated and amended from time to time, together with the Underlying Platform Accounts of “Chake Glory” the “Authorized Underlying Platform Accounts”), such Authorized Underlying Platform Accounts shall be authorized to the Transferee by the Transferors in accordance with Articles a, b and c above without prejudice to the delivery by the Transferors of corresponding materials, codes, programs and documents to the Transferee within the corresponding time limit. Transferors and the relevant Uxin Group Company hereby acknowledge and undertake that: The aforesaid license shall be perpetual and free of any charge, and Transferee shall have the right to undertake internal sub-licensing and sublicense arrangements within Transferee and its Affiliates and conduct reasonable sub-licensing and sublicense arrangements for authorized Underlying Platform Accounts to third parties to the extent reasonably necessary for the conduct of the Underlying Business as reasonably necessary. The Transferors and relevant Uxin Group Company further covenant that, with respect to the Authorized Underlying Platform Accounts, they shall continuously ensure the stability and good existence of such Authorized Underlying Platform Accounts, pay relevant fees on time, timely and deal with relevant issues on their own and shall not transfer, guarantee, create any encumbrance, restriction or any third party’s rights. Transferors and the relevant Uxin Group Company shall take all necessary measures to ensure that the Transferee can make continuous good use of the Authorized Underlying Platform Accounts.

(6)         Underlying WeChat Accounts

The Transferors agree to transfer and deliver to the Transferee the rights, ownership and interests in and to the Underlying WeChat Accounts listed in Part I of Appendix VIII in its entirety prior to the Closing Date, together with all related Intellectual Property Rights, including, without limitation, the copyright of the articles published on the Underlying WeChat Accounts of which the Transferors or its Affiliates have interests.

To achieve the above purpose, the Transferors shall execute necessary forms, documents or agreements and complete necessary procedures prior to the Closing Date. Prior to the closing, Transferee shall submit application for change and transfer of the accounts, fans, all article materials and WeChat account numbers of the Underlying WeChat Account to the relevant administrative department, and complete such transfer before the payment of the Second Installment of the Transfer Consideration.

The Transferors shall be responsible for the transfer of the Underlying WeChat Accounts, and the Transferee shall provide cooperation. The costs arising from handling formalities for transfer of the Underlying WeChat Accounts shall be borne by the Transferors.

With respect to the WeChat accounts other than the WeChat account listed in Part II of Appendix VIII, the Transferors hereby acknowledge and covenant that they shall submit the cancellation application of such WeChat accounts prior to the Closing Date and complete the cancellation procedures for such WeChat accounts before the payment of the Second Installment of the Transfer Consideration; the Transferors covenant not to operate such WeChat accounts before the completion of such cancellation without the prior written consent of Transferee.

(7)         Other Underlying Intellectual Property Rights

a.                  For the other Underlying Intellectual Property Rights, the Transferors shall deliver and transfer to the designated personnel of the Transferee, prior to the closing, the data, information, code, procedures, CDs, materials and other necessary materials and documents in connection with such other Underlying Intellectual Property Rights.

b.                  As of the Closing Date, the ownership of other Underlying Intellectual Property Rights and all rights and interests attached thereto shall be vested in the Transferee.

(8)         With respect to the transfer or assignment of the Underlying Intellectual Property Rights under this Article 2, the Transferors shall ensure that all contact persons retained in the relevant customers, agencies (if any and applicable), filing website (if any and applicable) or competent Governmental Authorities (if any and applicable) shall be changed to the persons designated by the Transferee.

(9)         The Transferors hereby acknowledge and agree that, either before or after the closing, with respect to the Underlying Intellectual Property Rights that is in the process of rejection, objection, announcement of objection and any objection raised by other Governmental Authorities or a third party (if applicable), the Transferors shall continuously take corresponding remedial measures and proceedings during the period required by applicable Laws and governmental authorities with respect to such Underlying Intellectual Property Rights.

(10)  Each of the Transferors and relevant Uxin Group Company hereby acknowledges and agrees that, with respect to the Underlying Intellectual Property Rights which can only be authorized or licensed in accordance with the above provisions and cannot be transferred, the Transferors and relevant Uxin Group Company agree and covenant that, without the prior written consent of the Transferee, it shall not transfer, dispose of, pledge or encumber such Underlying Intellectual Property Rights; regardless of any change in or change to the equity and assets of the Transferors and Uxin Group Company (including, without limitation, liquidation, dissolution, bankruptcy, merger, consolidation, division, material reorganization, listing, change of Control, etc.), each of the Transferors shall ensure that, in a manner and by a mechanism requested by the Transferee, the above Underlying Intellectual Property Rights so licensed shall remain in effect and that such change in or change to the equity and assets of the Transferors and Uxin Group Company shall not affect the continuing validity of the above authorizations and they shall take a manner and mechanism requested by the Transferee to realize the actual benefits and interests in the Transferee’s continuous obtainment of such license in a corresponding manner.

2.5                              Transfer of the Underlying Contracts and Transfer of the Underlying Customer Relationships

(1)         Transfer of the Underlying Contracts

The Transferors agree to transfer and deliver to the Transferee, and the Transferee agrees to accept, acquire and receive the Underlying Contracts from the corresponding Transferors, at the time and in the manner provided for herein and subject to the terms and conditions hereof.

The Parties agree that regardless of when the transfer of the Underlying Contracts is completed, the Transferee shall be entitled to the rights and obligations under the Underlying Contracts as from the Closing Date (and the apportionment of relevant risks and liabilities shall be subject to Article 2.5 (3) hereof). Notwithstanding anything to the contrary contained herein, the transfer of the Underlying Contracts shall be subject to the rights and obligations transfer provisions (or similar provisions) of the Parties thereto (including, without limitation, satisfaction of requirements on notice or consent given by the counterparty thereto); provided that in any event, the Transferors shall complete the transfer and execution of the Underlying Contracts upon the time set forth herein.

(2)         Negotiation with Contract Counterparts

With respect to the Underlying Contracts to be transferred in accordance with Article 2.5 hereof, the Transferors hereby acknowledge and undertake (i) to contact and negotiate with the other party to the Underlying Contracts (including, without limitation, telephone or online or offline notice) to notify the transfer of the Underlying Contracts, or to request the other party to the Underlying Contracts to enter into a replacement contract with the Transferee (the content of such contract shall be consulted and determined by the Transferee and the other party to the Underlying Contracts); (ii) to arrange the relevant parties to the Underlying Contracts to execute relevant agreements, contracts and other documents with respect to the transfer of the Underlying Contracts within the time limit set forth in Appendix XVIII hereto. Without the prior written consent of the assignee, the substance, terms and conditions of the Underlying Contracts shall not be adversely changed due to such transfer.

(3)         Division Of Rights and Liabilities of the Underlying Contracts

The Parties hereby acknowledge and agree that: in respect of the Underlying Contracts, all rights and obligations under the Underlying Contracts shall be transferred to the Transferee or the Affiliate designated by the Transferee as of the Closing Date. All risks and liabilities under the Underlying Contracts shall be transferred to the Transferee or the Affiliate designated by the Transferee. Regardless of when the Underlying Contracts is transferred and assigned, the Transferors shall fully assume any Liabilities, obligations or responsibilities under the Underlying Contracts arising on or prior to the Closing Date (including, without limitation, the circumstances set forth below), and none of the Transferee or its Affiliate and their respective designated Persons shall assume the corresponding Liabilities, obligations or responsibilities:

a.                  Any responsibilities, Liabilities, taxes payable and other obligations in connection with the Underlying Contracts on or prior to the Closing Date (excluding the Underpayment Assumed by the Transferee (as defined below) that the Transferee agrees to and actually assume in accordance with this Agreement and any other Underpayment Assumed by the Transferee (as defined below));

b.                  Any pending litigation, claim, arbitration, administrative penalty or other legal proceedings relating to the Underlying Contracts on and before the Closing Date;

c.                   Claims, liabilities, obligations, damages, losses, judgments, legal actions, lawsuits, proceedings, arbitrations, etc. initiated by any third party in accordance with the Underlying Contracts on and prior to the Closing Date;

d.                  Claims made by any of the Transferors for the products sold or services provided in connection with the Underlying Contracts on and before the Closing Date; and

e.                   Any liabilities, obligations, damages, losses, judgments, legal actions, lawsuits, proceedings, arbitrations, etc. arising under the Underlying Contracts after the Closing Date arising out of any action or reason relating to the Underlying Contracts on and before the Closing Date.

(4)         Transfer Method of the Underlying Contracts

(i)                 Online Electronic User Agreement

With respect to the online electronic user registration agreement relating to the Underlying Business in the Underlying Platform Accounts and the Underlying Domain Names (and the corresponding website) (the “Online User Agreement”), the Transferors shall amend all online electronic agreement templates corresponding to the Underlying Business prior to the Closing Date and change the service provider relating to the Underlying Business thereunder from the corresponding Transferors to the Transferee. Meanwhile, the Transferee shall notify the customers by online pop-up window or other means deemed reasonable by the Transferee that the provider of the user services of the Underlying Business in the Underlying Platform Accounts and of the Underlying Domain Names has been be changed to the Transferee (the “Online Switch”).

(ii)              Online Electronic Signature Agreements

In connection with the online electronic executed agreements regarding the Underlying Business in the Underlying Platform Accounts and Underlying Domain Names (the Uxin Auction used car trading service agreement for the seller and Uxin Auction used car trading service agreement for the buyer) (the “Online Electronic Execution Agreement”), the Transferors shall: (x) amend the service provider regarding the Underlying Business under such agreements from the corresponding Transferors to the Transferee and obtain the consent and confirmation from the counterparty to the Online Electronic Execution Agreement in respect of such change and amendment; or (y) complete the online electronic execution agreement transfer in any other manner acknowledged by the Transferee in advance (the foregoing (x) and (y) are referred to as the “Online Transfer”).

(iii)           Offline Agreements

The Underlying Contracts executed offline corresponding to the Underlying Business shall be handled in the following three ways depending on the actual circumstances of the Underlying Contracts, by the specific methods listed in the table in Article 2.5 (5) hereof:

a.                  Renewal upon Expiration: in respect of the Underlying Contracts which has expired as of the date of transfer of the Underlying Contracts but the Transferee decides to renew, the Transferee and the counterparty to the Underlying Contracts shall enter into a new business contract; The Transferors shall cause the counterparty to the Underlying Contracts to re-enter into an agreement with the Transferee with respect to the contents of such Underlying Contracts  in such manner and mechanism as reasonably requested by the Transferee and according to such manner and time stipulated under this Agreement.

b.                  Termination and Re-execution: The Transferors and the counterparty to such Underlying Contracts shall execute a termination agreement reasonably satisfactory to the Transferee at the time set forth herein to terminate the Underlying Contracts between the Transferors and the counterparty; at the time set out in this Agreement, the Transferors shall procure and ensure that such counterparties shall, in such manner and on such mechanism as the Transferee may reasonably request, enter into a new agreement with the Transferee with respect to the contents of such  Underlying Contracts at the time stipulated under this Agreement.

c.                   Internal Transfer: With respect to the Underlying Contracts without any separate written or oral agreement with the counterparty, and with respect to the Underlying Contracts of which the transfer is not completed on the Closing Date and shall be completed before, on or after the payment of the Second Installment of the Transfer Consideration, the rights and obligations under such Underlying Contracts shall be actually performed by the Transferee,. (i) the Transferors shall continue to collect revenues under the relevant Underlying Contracts from the counterparty, and the Transferee shall issue relevant invoice to the Transferors. Such revenues will be paid and settled by the Transferors to the Transferee on a weekly basis (within 2 days of the end of each week). (ii) The Transferors shall issue invoices to the Transferee for all payments made under the relevant Underlying Contracts, and the Transferee shall pay such invoices to the corresponding Transferors and the Transferors shall pay to the counterparty to such Underlying Contracts.

(5)         Transfer Method of the Underlying Contracts

The Parties understand and confirm that with respect to the Underlying Contracts set forth in the list set forth in Appendix II, the Parties shall complete the transfer of the corresponding Underlying Contracts in the manner set forth in the following table at the time set forth in Appendix XVIII and in such manner and mechanism as mutually agreed by the Transferee and the relevant Transferor:

Contract Category	Method of Transfer
Part I of Appendix II Online User Agreement	Online Switch
Part II of Appendix II Online Electronic Signature Agreements (buyer-end online electronic signature agreement, seller-end online electronic signature agreement)	Online Transfer
Part III of Appendix II Big client agreement	Termination and Re-execution or Renewal upon expiration or other methods acknowledged by the Transferee
Part IV of Appendix II Used car trading service agreement for offline sellers (ordinary sellers)	Termination and Re-execution or Renewal upon Expiration or other methods acknowledged by the Transferee
Part V of Appendix II The supplier agreement (including suppliers exclusively related to the Underlying Business and the Underlying Business shared by the Transferors);	Termination and Re-execution or Renewal upon Expiration or other methods acknowledged by the Transferee
Part VI of Appendix II Property lease agreement	Termination and Re-execution or Renewal upon Expiration or other methods acknowledged by the Transferee

(6)         The Parties agree that the income and expenses arising from the Underlying Contracts shall be allocated between the Transferors and the Transferee or the Affiliates designated by the Transferee as follows (whether or not the transfer of the Underlying Contracts has been actually completed and whether or not such transfer and delivery occurs prior to, on or after the Closing Date):

a.                  Prior to the Closing Date (including the Closing Date), any revenue/expenditure under the Underlying Contracts (whether or not the transfer is completed) shall be owned/assumed by the relevant Transferors or its Affiliates as the signing party. After the Closing Date (excluding the Closing Date), any income/expenditure/costs newly generated under the Underlying Contracts shall be owned/borne by the Transferee or the Affiliates designated by the Transferee;

b.                  The provisions of Articles 2.2, 2.3 and 2.5 (3) shall apply to the assumption and allocation of the expenses/costs incurred by the Underlying Contracts after the Closing Date arising out of the circumstances that have arisen and/or facts that exist on and before the Closing Date;

c.                   Without prejudice to the generality of the foregoing, in particular.

(i)                           In respect of the amounts payable by the Transferors under the Underlying Contracts that has accrued but not been actually paid on and before the Closing Date (the “Accounts Payable”), any accounts payable thereof relating to the Underlying Business in compliance with the receipt logic of Appendix XXI hereto and is acknowledged by the Transferee shall be vested in the Transferee (the “Accounts Payable Assumed by the Transferee”, subject to the results of Underlying Assets Review (as defined below) and adjustments made in accordance with other terms of this Agreement) and shall be transferred to the Transferee in such manner and mechanism as reasonably requested by the Transferee.  ,

(ii)                        In respect of other amounts payable by the Transferors under the Underlying Contracts that has accrued but not been actually paid on and before the Closing Date (the “Other Accounts Payable”), any accounts payable thereof relating to the Underlying Business in compliance with the receipt logic of Appendix XXI hereto and is acknowledged by the Transferee shall be vested in the Transferee (the “Other Accounts Payable Assumed by the Transferee”, subject to the results of Underlying Assets Review (as defined below) and adjustments made in accordance with other terms of this Agreement) and shall be transferred to the Transferee in such manner and mechanism as reasonably requested by the Transferee.

(iii)                     In particular, in order to ensure the normal transfer of the Underlying Contracts and the continuous conduct of the Underlying Business, the Transferors hereby agree that, with respect to the Underlying Contracts, in addition to the amounts to be assumed by the Transferee in accordance with the above provisions, the Transferors shall properly settle or properly settle any other amounts due but unpaid as of the Closing Date (including the Closing Date) in a manner and mechanism satisfactory to the Transferee so as to ensure no adverse effect on the normal conduct of the Underlying Business from the Closing Date.

(iv)                    Unless otherwise agreed or arranged in this Agreement, any amounts receivable under the Underlying Contracts that have accrued but have not been actually received on and before the Closing Date shall be vested in the Transferors and shall be collected by the Transferors after the closing.

(v)                       The Accounts Payable Assumed by the Transferee and Other Accounts Payable Assumed by the Transferee actually assumed by the Transferee according to this Article shall be included in the calculation of the Net Working Capital of this Agreement.

(7)         Newly Signed Contract and Updates to the List of the Underlying Contracts.

(i)                           Starting from the execution date of this Agreement, if requested by Transferee, Transferee shall have the right to request to enter into any newly signed contract directly in the name of Transferee or its designated Affiliate in connection with the Underlying Business after the execution date of this Agreement; provided that the execution arrangement of such contract shall not affect the division of rights and liabilities under the contract as set forth in Article 2.5 (3) hereof;

(ii)                        From the Closing Date, unless otherwise agreed upon by the Parties in writing, none of the Transferors and Uxin Group Company shall conduct the Underlying Business directly or indirectly in any way and shall not enter into any relevant contract. All contracts relating to the Underlying Business (whether online or offline) shall be executed in the name of the Transferee, and the Transferors agree to provide necessary assistance in the manner reasonably requested by the Transferee;

(iii)                     If the Transferors are required to execute any contract based on the reasonable request of the Transferee for the purpose of smoothing transition of the Underlying Business, the Parties shall otherwise determine through friendly consultation based on actual conditions whether the Transferors shall execute such contract. If the Transferors is required to execute any contract, the Transferors shall provide necessary assistance in the manner reasonably requested by the Transferee;

(iv)                    On or prior to the Closing Date, the list of the Underlying Contracts shall be updated and replace the original list attached hereto based on the then actual conditions; provided, however, that such update and modification shall be subject to the prior written consent of the Transferors and the Transferee and the updated list of Underlying Contracts shall be an integral appendix to this Agreement.

(8)         Underlying Customer Relationships

If, as of the Closing Date, the Transferors have not signed any contract with respect to the Underlying Customer Relationships listed in Appendix XXII, the Transferors agree to give a written notice, before the Closing Date, to such customer who has not signed the relevant contract, notifying that the operator of the Underlying Business will be changed to the Transferee and the Underlying Business will be operated by the Transferee in the future. With respect to such Underlying Customer Relationships without signing contracts, the Transferors shall use its best efforts to complete the execution of the relevant contracts before the payment of the Second Installment of the Transfer Consideration to the satisfaction of the Transferee, and such contracts shall be transferred and assigned as part of the Underlying Contracts in the manner and mechanisms set forth in Article 2.5 hereof.

(9)         Handover

The Transferors shall cause the counterparty of the Underlying Contracts and ensure the completion of transfer of all the Underlying Contracts prior to the Closing Date or prior to the payment of the Second Installment of the Transfer Consideration in accordance with the methods set forth in this Article and deliver all the original copies of the Underlying Contracts that actually retained by the Transferors and disclosed in the Disclosure Letter (except for e-copies according to the nature of the Underlying Contracts) to the Transferee prior to the closing.

2.6                              Transfer and License of the Underlying Technologies and Systems

(1)         Transferred Underlying Technologies and Systems

The Transferors agree to transfer, free of charge, all right, ownership and interests in the Underlying Technologies and Systems as listed in Part I of Appendix IX hereto (the “Underlying Technologies and Systems”) together with the Intellectual Property, ownership and interests relating to the Underlying Technology to the Transferee.

To achieve the foregoing purpose, on or prior to the Closing Date, the Transferors shall deliver and hand over to the designated personnel of the Transferee all source code, source program, CDs, basic technical materials, technical abstracts, specifications and other necessary materials relating to the Underlying Technologies and Systems to ensure that the Transferee may independently use and operate the Underlying Technologies and Systems after the receipt of the technical materials delivered by the Transferors.

Without the prior written consent of the Transferee, the Transferors shall not use the Underlying Technologies and Systems.

After the closing, if the Transferee needs the assistance of the Transferors or its personnel in handling matters in relation to the Underlying Technology during the Transferee’s use of the Underlying Technology, the Transferors shall provide cooperation.

(2)         Licensed Underlying Technologies and Systems

The Transferors agree to and procure other relevant parties to license to the Transferee, and the Transferee agrees to accept, the Underlying Technologies and Systems as described in Article II of Appendix IX (the “Licensed Underlying Technologies and Systems”) in accordance with the terms and conditions of this Agreement.

Prior to the Closing Date, the Transferors shall copy and provide the Transferee with all source code, source code, CDs, underlying technical data, abstracts, specifications and other necessary materials in connection with the Licensed Underlying Technologies and Systems.

The Transferors hereby acknowledges and covenants that with respect to the Licensed Underlying Technologies and Systems, the license shall be free of charge (for the avoidance of doubt, if such Licensed Underlying Technologies and Systems involve the Transferor’s purchase of corresponding services from a third party at its expenses, the Transferee shall settle with the Transferors based on its actual use) and the license term shall start from the Closing Date and expire on the 12th month after the payment date of the Second Installment of the Transfer Consideration (the “Technology and System License Term”). Within the Technology and System License Term, the Transferee shall have the right to conduct internal sub-licensing and sublicense arrangements within the Transferee and its Affiliates and shall have the right to conduct reasonable sub-licensing and sublicense arrangements with third parties for such Licensed Underlying Technologies and Systems for the purpose of reasonably necessary for the conduct of the Underlying Business. The Transferors and relevant Uxin Group Company further covenant that, with respect to Underlying Technologies and Systems, they shall continuously ensure that such Underlying Technologies and Systems are stable and in good standing and timely pay relevant fees and deal with relevant issues relating to such Underlying Technologies and Systems on their own in a timely manner during Technology and System License Term. The Transferors shall obtain prior written consent of the Transferee if they transfer, dispose of or create encumbrance on the Licensed Underlying Technologies and Systems. The Transferors and relevant Uxin Group Company shall take all necessary measures to ensure that the Transferee can use such Licensed Underlying Technologies and Systems in a continuous and good manner.

The Transferors hereby acknowledge and agree that, with respect to the Underlying Technologies and Systems that can only be licensed but cannot be transferred pursuant to the foregoing provisions hereunder, the Transferors agree and covenant that, during the term of technology and system license, regardless of any change in or change in the equity and assets of the Transferors (including, without limitation, liquidation, dissolution, bankruptcy, merger, consolidation, division, material reorganization, listing, change of Control, etc.), each Transferor shall ensure that the above Underlying Technologies and Systems shall remain effective by taking all methods and mechanisms required by the Transferee and ensure that such change in or change in the equity and assets of the Transferors and Uxin Group Company shall not affect the continuous validity of the above license and shall take all methods and mechanisms requested by the Transferee so that the Transferee may continue to enjoy the actual benefits and interests of such license in the corresponding manner.

2.7                              Underlying Deposits

(1)         With respect to the amount of the Underlying Deposits corresponding to the Underlying Business as of the Closing Date (the specific amount shall be subject to the review of the Underlying Assets (as defined below)) (the “Underlying Deposits Amount on the Closing Date”), the Transferee shall deduct the amount of the Underlying Deposits on the Closing Date from the payment of the Second Installment of the Transfer Consideration to the Transferors.

(2)         Prior to the Closing Date, the Transferors shall deliver the Underlying Deposits and title documents thereof and all corresponding materials (if any) to the Transferee or its designated Affiliate. In the meantime, the Transferors undertake that, after the Closing Date, with respect to the handling by the Transferee or its designated Affiliate of any matters (if any) relating to the Underlying Deposits, the Transferors shall provide necessary cooperation upon request of the Transferee.

2.8                              The Warrantors hereby jointly and severally acknowledge, warrant and covenant that:

(1)         With respect to the transfer of the Underlying Assets under this Article 2, they shall be transferred in a manner and mechanism mutually agreed by the Transferee and the relevant Transferors, and the Transferors shall ensure that the costs arising from the relevant transfer of the Underlying Assets by the relevant Transferors to the Transferee or its designated Affiliate in accordance with this Agreement shall be borne by the Transferors.

(2)         The Warrantors hereby irrevocably acknowledge, confirm and undertake that with respect to the representations, warranties and undertakings made by the Transferors in this Article and other provisions hereunder and the obligations to be performed by the Transferors, the Warrantors shall bear joint and several obligations and assume joint and several liability for breaching such obligations.

(3)         Each of the Transferors agrees to take all lawful, reasonably necessary and reasonably necessary actions to ensure that the Transferee will be entitled to all relevant interests in the Underlying Assets from the Closing Date. If, after the Closing Date, the Transferee finds that the Underlying Assets delivered are inconsistent with the provisions hereof, the Transferee shall have the right to request the Transferors to remedy such issue in accordance with the methods and mechanisms mutually agreed by the Transferee and the relevant Transferors; provided that such remedies shall not affect the right of the Transferee to request damages in accordance with the provisions hereof.

(4)         With respect to any materials, documents, data, information or any other relevant assets required to be delivered, transferred to the Transferee on or prior to the Closing Date or upon the payment of the Second Installment of the Transfer Consideration, the Transferee or their designated Affiliates shall have the right to inspect and check such assets at any time on or prior to the Closing Date or at any time before the payment of the Second Installment of the Transfer Consideration in a manner and mechanism mutually agreed by the Transferee and the corresponding Transferors. In the case of any adjustment, change, reduction or impairment, the Transferee shall have the right to request the Transferors to make supplement, correction, remedy and other adjustment in the manner and mechanism requested by the Transferee.

(5)         With respect to the Underlying Contracts and the Underlying Customer Relationships thereof, subject to Articles 2.2 and 2.3 hereof, regardless of whether the Underlying Contracts and the Underlying Customer Relationships thereof have been transferred to the Transferee by contract transfer and/or re-execution in accordance with this Agreement, the Transferors and Uxin Group Company acknowledge, agree and ensure that the Underlying Business, the Underlying Assets, aforesaid benefits, rights and interests with respect to such Underlying Contracts and Underlying Costumer Relationship  shall be actually owned and acquired by the Transferee free of charge from the Closing Date.

(6)         In particular, upon the reasonable request of the Transferee and with the prior consent of the Transferee, the relevant Transferors may collect the relevant amounts and amounts attributable to the Transferee on behalf of the Transferee while transferring the Underlying Business and the Underlying Assets (the “Collection by the Transferors on behalf of the Transferee”).

The Transferors hereby covenant and warrant that, on or prior to the execution date of this Agreement, the Transferors shall fully and truly disclose to the Transferee (as listed in Appendix XVII in details) all of their bank accounts (including online and offline accounts) necessary for the Underlying Business and the operation of the Underlying Assets and corresponding bank accounts (“Receiving and Payment Accounts”) necessary for the Collection by the Transferors on behalf of the Transferee. The Transferors acknowledge that the Accounts for Receipt and Payment as listed in Appendix XVII are all bank accounts involved in the Underlying Business and the operation of the Underlying Assets, and there is no other bank account necessary for or used for sake of the Underlying Assets and Underlying Assets that is missing or undisclosed.

Meanwhile:

(i)                           Commencing from the execution date of this Agreement and completing no later than the closing: the Transferors shall change the Receiving and Payment Accounts to the account arrangement fully escrowed to the Transferee in accordance with the method and mechanism agreed by the Transferee and the corresponding Transferors (the specific escrow account arrangement mechanism is set forth in Appendix XVII), that is, starting from the execution date of this Agreement, the signature and authorization of the representative designated by the Transferee is required (without the need to obtain the signature and authorization of the representative designated by the Transferor) for any amount received or paid by the Receiving and Payment Accounts, and shall ensure that the Transferee may directly have the right to transfer the funds in the above Receiving and Payment Accounts and the corresponding amount on its own at any time; the Transferors and the relevant Uxin Group Company hereby acknowledge and agree, and irrevocably authorize and agree to provide the Transferee or its designated representative with the foregoing escrow arrangement. For the avoidance of doubt, with respect to the escrow account upon the completion of the escrow according to the escrow mechanism set forth in Appendix XVII, the Transferee agrees to grant the Transferors access for reasonable inquiry (for the avoidance of doubt, the Transferee shall not be deemed as breaching the contract if such inquiry of the Transferors fails due to reasons not attributable to the Transferee);

(ii)                        Prior to the Closing Date, with respect to various bank accounts involved in the operation of the Underlying Business on the Underlying Platform Accounts and in online and offline channel business, during the process of the transfer of the Underlying Business, the Transferors shall, in the manner and mechanism satisfactory to the Transferee, irrevocably change the payment system to the payment system of the Transferee or its Affiliate and irrevocably change all bank accounts to the account designated by the Transferee so as to ensure that any new income, expenditure and settlement of the Underlying Business accruing after the Closing Date shall be conducted through the payment system of the Transferee or its Affiliate and by the account designated by the Transferee.

2.9                              The Parties agree that regardless of when the change registrations and filings with Governmental Authorities (if applicable) of the Underlying Assets set forth in this Article 2 are completed and whether the Underlying Assets are transferred before the closing, or before or after the payment of the Second Installment of the Transfer Consideration in accordance with this Agreement, the Transferee or its designated Affiliate shall have all of the title to and interests in the Underlying Assets and the relevant Underlying Assets as of the Closing Date.

Article 3                       Transfer Consideration and Payment

3.1                              Transfer Consideration

(1)         The Parties agree and acknowledge that on the basis that the Net Working Capital of the Underlying Assets and the Underlying Business accepted by the Transferee as of November 30, 2019 (the “Benchmark Date”) is no less than 0, the initial transfer consideration for the Underlying Assets shall be US$[*] million equivalent in RMB; if the Net Wording Capital of the Underlying Assets and the Underlying Business accepted by the Transferee as of the Benchmark Date (the “Benchmark Net Working Capital”) is less than 0, the Transfer Consideration actually paid by the Transferee shall deduct such Benchmark Net Working Capital from the aforesaid US$[*] million equivalent in RMB (taking into account that such Benchmark Net Working Capital is negative, such Benchmark Net Working Capital will be deducted from the RMB equivalent of US$[*] million).

The Benchmark Net Working Capital is set forth in Appendix XXI. The corresponding Underlying Assets and Underlying Business to the Benchmark Net Working Capital as well as the calculation logic of the Benchmark Net Working Capital are also set forth in Appendix XXI.

(2)         Except for the First Installment of the Transfer Consideration and the Second Installment of the Transfer Consideration actually paid by Transferee under Article 3.3 (2) of this Agreement, the Transferee and any of its Affiliates shall not be required to pay any other purchase price or any other fees or taxes in connection with this Transaction to the Transferors or its shareholders or its Affiliates or any third party.

3.2                              Underlying Asset Review.

After the Closing Date, a Big Four accounting firm (the “Auditor”) designated by the Transferee shall review the Net Working Capital corresponding to the Underlying Assets as of the Closing Date (the “Underlying Assets Review”). The Underlying Assets Review shall be conducted in accordance with the following mechanism and principles:

(1)         Within thirty (30) Business Days after the Transferors and the relevant Uxin Group Company providing the Transferee with complete materials in accordance with Article 7.2.9 of this Agreement (the “Audit Period”; provided, however, that the Transferors and Uxin Group Company shall provide all necessary cooperation with respect to the review of the Underlying Assets, and if they fail to provide such cooperation, the aforesaid period shall be reasonably extended), the Transferee shall designate an auditor to review the Underlying Assets as of the Closing Date and prepare corresponding financial reports (the “Underlying Assets Review Financial Reports”). For the avoidance of doubt, the Transferors are not required to repeatedly provide the materials that have been provided by the Transferors during the financial due diligence of the Underlying Business and the Underlying Assets conducted by the Transferee prior to the execution of this Agreement. Further for the avoidance of doubt, all Parties understand and recognize the calculation logic of the Net Working Capital corresponding to the Underlying Assets on the Closing Date and the consideration and receipt logic of the calculation factor of the corresponding Net Working Capital shall be consistent with the calculation logic of the Benchmark Net Working Capital, and the consideration and receipt logic of the corresponding Net Working Capital calculation factor, that is, shall remain consistent with the principles set out in Appendix XXI.

(2)         Within five (5) Business Days after receiving the results of the Underlying Assets Review Financial Report and the notice of adjusting the Second Installment of the Transfer Consideration (as defined below), the Transferors shall notify the Transferee in writing whether they agree or disagree with such results and adjustment, and in the event of disagree, the Transferors shall specify in the notice the disagreeing items and reasons. If the Transferors fails to notify the Transferee in writing within five (5) Business Days after the receipt of such report and adjustment notice or the Transferors fails to specify the disagreeing items in the notice, the Transferors shall be deemed to have agreed the adjustment notice, and the results of the Underlying Assets Review Financial Report delivered by the Transferee to the Transferors shall be final. The Second Installment of the Transfer Consideration adjusted in accordance with this Agreement shall be deemed as final, and shall be legally binding upon the Transferors and the Transferee.

(3)         The Parties shall use all reasonable efforts to promptly resolve any matters in dispute.

(4)         If the Parties fail to agree upon the adjustment notice and all the matters contained therein within ten(10) Business Days after receiving the results of the  Underlying Assets Review Financial Report and the adjustment notice, the Parties agree to jointly designate another Big Four firm (the “Re-examination Independent Auditor”) within five (5) Business Days to carry out the following works within twenty (20) Business Days thereafter, (i) determination of the matters in dispute, (ii) re-preparation of the Underlying Assets Review Financial Report and (iii) calculation of the amount of the Second Installment of the Transfer Consideration actually payable based on the Underlying Assets Review Financial Report prepared by the Re-examination Independent Auditor and this Agreement. The Transferors and the Transferee shall make every effort to provide all materials necessary for the work of the Re-examination Independent Auditor and the Re-examination Independent Auditor shall, as soon as possible, notify the Transferors and the Transferee of its decision. The decision of the Re-examination Independent Auditor shall be binding upon the Transferors and Transferee and if any Party disputes the re-examination results of the Re-examination Independent Auditor, it may seek arbitration pursuant to Article 11. The cost of the re-examination conducted by the Re-examination Independent Auditor shall be borne by the Transferors.

3.3                              Payment of Transfer Consideration

(1)         First Installment of the Transfer Consideration

Within ten (10) Business Days after the execution of this Agreement or other time as agreed between the Transferors and the Transferee, the Transferee shall arrange the payment of the First Installment of the Transfer Consideration equivalent to US$75 million (the “First Installment of Transfer Consideration”) in accordance with the mechanism set forth in Appendix XXIV hereto (for the avoidance of doubt, if the conditions precedent set forth in Article 4.3 fail to be satisfied within ten (10) Business Days after the execution of this Agreement or other periods otherwise agreed by the Transferors and the Transferee, the time for the First Installment of the Transfer Consideration paid by the Transferee in accordance with this Agreement shall be extended accordingly).

(2)         Second Installment of the Transfer Consideration

On (x) completion of the Underlying Assets Review and the Underlying Assets Review Financial Report and determination of the amount of the Second Installment of the Transfer Consideration which is final and binding upon both the Transferors and the Transferee in accordance with Article 3.2 above; and (y) within ten (10) Business Days after the satisfaction of all the conditions precedent set forth in Article 4.4, the Transferee shall pay the Second Installment of the Transfer Consideration in cash, i.e. the RMB equivalent of US$[*] million (the “Second Installment of the  Transfer Consideration”). The aforesaid RMB equivalent of US$[*] million shall be subject to the condition that neither the Benchmark Net Working Capital nor the Underlying Assets Review Net Working Capital (as hereinafter defined) shall be lower than 0; failing which, the aforesaid amount shall be adjusted in accordance with Article 3.4 and be paid to the bank account designated by the Transferors.

3.4                              Net Working Capital and Relevant Adjustments

(1)         For the avoidance of doubt, it is understood, acknowledged and agreed that, notwithstanding the provisions of Article 3.3 above, in consideration of the fact that the initial Transfer Consideration and the determination of the Second Installment of the Transfer Consideration equivalent to US$[*] million above are based on a Benchmark Net Working Capital of no less than 0, and in further consideration of the amount of the Benchmark Net Working Capital acknowledged by the Parties as set forth in Appendix XXI , the Parties agree that the Second Installment of the Transfer Consideration shall be adjusted to the following amount (the “Second Installment of Transfer Consideration after Adjustment”): the equivalent of US$[*] million in RMB minus the Benchmark Net Working Capital (taking into account that such Benchmark Net Working Capital is negative, the Second Installment of the Transfer Consideration will be reduced from the RMB equivalent of US$[*] million).

(2)         For the avoidance of doubt, upon the payment of the Second Installment of the Transfer Consideration by the Transferee to the Transferors, the Second Installment of the Transfer Consideration actually paid (the “Second Installment of the Transfer Consideration Actually Payable”) shall be subject to adjustment in accordance with the following mechanism:

(i)                  Where the Net Working Capital corresponding to the Underlying Assets Review Financial Report (the “Underlying Assets Review Net Working Capital”) is more than the Benchmark Net Working Capital, the Second Installment of the Transfer Consideration Actually Payable = the Second Installment of the Transfer Consideration after adjustment + (Underlying Assets Review Net Working Capital — Benchmark Net Working Capital);

(ii)               Where the Underlying Assets Review Net Working Capital is less than the Benchmark Net Working Capital, the Second Installment of the Transfer Consideration Actually Payable = the Second Installment of the Transfer Consideration after adjustment — (Benchmark Net Working Capital —Underlying Assets Review Net Working Capital).

(3)         The Warrantors hereby understand, acknowledge and agree that:

If (i) the Underlying Assets Review Net Working Capital is equal to or less than RMB equivalent of US$[*] million and/or (ii) the Transferors and the Transferee otherwise agree upon, the Transferee shall be entitled to, at its sole discretion, reasonably adjust and change the the Underlying Assets, the Accounts Payable Assumed by the Transferee, and the other Accounts Payable Assumed by the Transferee and the Transferee shall have the right, at its sole discretion, to decide whether to assume the receivables and other receivables corresponding to the Underlying Assets and the specific amount of such receivables and other outstanding amounts receivable.

(4)         Notwithstanding the foregoing, the Parties understand, acknowledge and agree that when Transferee actually pays the Second Installment of the Transfer Consideration, it shall have the right to deduct the amounts corresponding to the following matters and pay the amounts after the deduction to Transferors:

(a)             With respect to any order placed by the method of auction on the Uxin Auction platform 14 days prior to the Closing Date, if any vehicle is returned after the Closing Date, and as a result, Uxin Auction platform and/or the Transferee is obliged to pay and/or bear any costs, the Transferee may deduct such costs and expenses when paying the corresponding Second Installment of the Transfer Consideration to the Transferors (without prejudice to the Transferee’s operation of the Underlying Business, the compensations and expenses that entitled to the Transferee, and the customer relationship between the Transferee and its upstream and downstream customers of the Underlying Business, the amounts distributable to the Transferors in the corresponding refund vehicles shall be vested in the Transferors); (for the avoidance of doubt, this Article shall not affect the division of liabilities under Article 2.3 of this Agreement and shall not affect the Transferors’ obligation to handle and settle such pre-closing issues);

(b)             The amounts which have been collected by the Transferors on behalf of the Transferee but have not been settled to the Transferee as of the payment of the Second Installment of the Transfer Consideration (after deducting the amount which has been advanced by the Transferors (or its Affiliate) for the Transferee but has not been settled by the Transferee to the Transferors in accordance with this Agreement);

(c)              Other deductibles as agreed herein and/or agreed upon by the Transferors and the Transferee.

(5)         The Second Installment of the Transfer Consideration paid by Transferee to Transferors referred to herein shall mean the final actual amount paid upon completion of a series of adjustments in accordance with this Article 3.4, unless otherwise specified.

3.5                              Exchange Rate

The exchange rate between the U.S. Dollars and Renminbi applicable to the First Installment of the Transfer Consideration and the Second Installment of the Transfer Consideration shall be the exchange rate between the U.S. Dollars and Renminbi published by the People’s Bank of China on the date on which the Transferee actually pays such Transfer Consideration.

Article 4                       Closing

4.1                              The date on which the Transferee arranges the payment of the First Installment of the Transfer Consideration pursuant to Article 3 above shall be the “Closing Date”.

4.2                              Prior to the Closing Date, unless otherwise agreed in Article 2 of this Agreement in respect of the Underlying Assets, each Transferor shall submit and deliver to the Transferee or its designated Affiliate the following documents:

4.2.1                    With respect to the Underlying Intellectual Property Rights, provide all governmental registration and/or application materials corresponding to such Underlying Intellectual Property Rights, ownership certificates of such Underlying Intellectual Property Rights and technical materials corresponding to such Underlying Intellectual Property Rights (including, without limitation, underlying code, domain name transfer code, coding, software source code, software communication protocol, technical materials and technical plans);

4.2.2                    Materials evidencing the transfer of the Underlying Intellectual Property Rights to the Transferee or their Persons and submission of change filing to the governmental authorities in connection with the Underlying Intellectual Property Rights in accordance with relevant provisions under Article 2 hereof;

4.2.3                    Relevant materials and/or documents evidencing the completion of the transfer of the Underlying Assets from the relevant Transferors to the Transferee or their designated Affiliates and the ownership of the Transferee of the title to such Underlying Assets and the rights and interests attached thereto;

4.2.4                    The bank account, password, merchant code, etc involved in all online and offline payment channels of the Underlying Assets and Underlying Business, to enable the Transferee to inspect and verify the Underlying Business and Underlying Assets transactions and payments independently/at any time;

4.2.5                    Contact persons and contact information of all the agencies of the Underlying Intellectual Property corresponding to the Underlying Assets;

4.2.6                    Authority, account and password of Underlying Technologies and Systems;

4.2.7                    The access that shall be granted by the Transferors and the relevant Uxin Group Company in order to effect the delivery and transfer of the Underlying Platform Accounts to the Transferee;

4.2.8                    The access of the Licensed Underlying Technologies and Systems corresponding to the materials and access to be delivered or granted to the Transferee;

4.2.9                    All account numbers, passwords, password protection questions and corresponding details on the social and promotion platforms corresponding to the Underlying Assets and the Underlying Business;

4.2.10             The shareholders resolutions and/or the board resolutions (as the case may be) adopting and approving this Transaction by each of the Transferors and the Uxin Group Company as signing parties of this Agreement.

4.3                              Unless waived by the Transferee in writing, the closing under Article 4.1, i.e., payment of the First Installment of the Transfer Consideration, shall be subject to the satisfaction on or before the Closing Date of all of the following conditions precedent:

4.3.1                    The representations and warranties made by the Warrantors in Article 6.1 hereof are true, accurate, complete and without omission and not misleading from the execution date hereof (including the execution date hereof) to the Closing Date (including the Closing Date);

4.3.2                    The covenants required to be complied with by the Warrantors under this Agreement and the other Transaction Documents prior to the Closing Date and the obligations required to be performed by the Warrantors prior to the Closing Date have been complied with and performed, and the Warrantor has not committed any breach of the Transaction Documents;

4.3.3                    As of the execution date hereof and the Closing Date, no event or circumstance (including, without limitation, any litigation, arbitration proceedings, tax inspection, tax punishment, or any investigation or punishment proceedings conducted by governmental authorities) shall have occurred or be likely to occur which have any Material Adverse Effect on the Underlying Assets and/or the Underlying Business and/or this Transaction;

4.3.4                    As of the execution date hereof and the Closing Date, there is no judgment, ruling, decree or injunction of any Law, court, arbitral body or applicable Governmental Authority restraining, prohibiting or cancelling the transaction;

4.3.5                    Transferors and Uxin Group Company have obtained all approvals and permits necessary for the execution of relevant Transaction Documents and the consummation of this Transaction;

4.3.6                    All Transaction Documents relating to this Transaction have been duly executed and delivered by the relevant parties other than the Transferee and its Affiliates and have become effective in accordance with their terms;

4.3.7                    The transfer of the Underlying Assets set forth in Article 2 hereof and the Appendices hereto that shall be completed on and/or prior to the Closing Date shall have been completed in accordance with the methods and mechanisms set forth herein and evidence thereof shall have been provided to the Transferee to their satisfaction;

4.3.8                    The Transferee has completed due diligence on the Underlying Business and the Underlying Assets and the results of such due diligence are satisfactory to the Transferee;

4.3.9                    The Transferee has obtained the necessary internal approvals for the Transaction;

4.3.10             All consents, approvals, notices, filings or registrations necessary for the execution or performance of this Agreement or the consummation of this Transaction by each of the Transferors and the Warrantors shall have been obtained or made from any Governmental Authority or other Person;

4.3.11             The Underlying Assets and the Underlying Business shall be fully maintained, sustained and operated as a normal in the manner and by the mechanism reasonably required by the Transferee;

4.3.12             The Transferors have handed over the documents set forth in Article 4.2 hereof to the Transferee in a manner agreed by the Transferee;

4.3.13             The Transferor, the Transferee and other relevant parties shall have entered into the business cooperation agreement (the “Business Cooperation Agreement”) to the reasonable satisfaction of the Transferee;

4.3.14             The attorneys of the Transferors shall have issued a legal opinion to the satisfaction of the Transferee in connection with the execution of this Agreement and the relevant agreements attached hereto and the transactions contemplated hereby and thereby;

4.3.15             The relevant process that shall be completed before the payment of the First Installment of the Transfer Consideration regarding the Underlying Contracts and the Underlying Customer Relationships shall have completed in the manner and time schedule as set forth in Appendix XVIII;

4.3.16             All access of all business operation systems and any other systems corresponding to the Underlying Business have been granted and handed over to the Transferee in a way in accordance with Article 2 hereof and as requested by the Transferee;

4.3.17             The Transferors have provided to the Transferee on the day before the Closing Date and in the manner to the satisfactory of the Transferee, the actual end-of-period financial data of the Net Working Capital (details agreed in the Appendix XXI) to be received by the Transferee corresponding to the Underlying Assets and the Underlying Business during the period from December 1, 2019 to the date two days prior to the Closing Date and estimated financial data of the same as of the Closing Date, as well as the transaction flow information (full field) in the business systems (including longmen) as of the day two days prior to the Closing Date, and the list of upstream and downstream deposits payable, list of downstream vehicle accounts payable and list of upstream vehicle amounts payable in business systems;

4.3.18             The payment system corresponding to the Underlying Business has been irrevocably changed to the payment system of the Transferee or its Affiliates, all bank accounts corresponding to the Underlying Business and the beneficiary account have been irrevocably changed to the bank account designated by the Transferee or adjusted to accounts receiving mechanism as requested by the Transferee;

4.3.19             With respect to the mobile application/accounts/system of the Underlying Assets registered or filed under the name of Beijing Youxin Fengshun Lubao Vehicle Auction Co., Ltd. or its Affiliate  (the “Fengshun Lubao”) including the “Agent”, “Transformer” “Shan Ban” “Designated Driver” “Chake2017” “Purple Gold Red Hulu” “Member Advisor (RN)” “Yi Cheng Cha Ding” “Chake 3.0 Mercedes-Benz Star Edition”, Fengshun Lubao and Beijing Hengtai Boche Auction Co. Ltd. have jointly irrevocably confirmed and warranted in writing that the Transferors has complete Intellectual Property and ownership of the aforesaid mobile application/accounts/system and of which the Transferors shall complete the corresponding transfer or license set forth in Article 2of this Agreement;

4.3.20             The Transferors shall provide the preliminary solution prior to the Closing Date in respect of the leased buildings and premises corresponding to the Transferor’s operation of the Underlying Business as listed in Appendix XXIII hereto;

4.3.21             With respect to the Weibo verified account of “Uxin Auction”, Transferors shall have submitted the cancellation application in a manner and by mechanism reasonably satisfactory to Transferee;

4.3.22             Upon reasonable request by Transferee, Transferors and Transferee shall enter into a relevant supplementary agreement to agree upon arrangement for entrusted collection, payment and settlement between Transferors and Transferee in connection with the entrusted collection, payment and settlement under this Transaction;

4.3.23             The Underlying Assets and the Underlying Business continue to be in good operation, and the Transferors shall ensure that: (i) the amounts of the  Accounts Payable and other Accounts Payable arising from the Underlying Assets and the Underlying Business as of the Closing Date shall not be higher than the amounts of the accounts payable and other accounts payable corresponding to the Underlying Assets and the Underlying Business as of November 30, 2019, which conform to the calculation basis of the Net Working Capital as of November 30, 2019; and (ii) the following indicator percentage (i.e. the total amount of the vehicles accounts payable arising from the Underlying Assets and the Underlying Business during the 30 days prior to the Closing Date ÷ the amount of all successful transaction orders corresponding to the Underlying Assets and the Underlying Business during the 30 days prior to the Closing Date) shall not be higher than the corresponding indicator percentage as of November 30, 2019 (i.e. the total amount of the vehicles accounts payable arising from the Underlying Assets and the Underlying Business during the 30 days prior to November 30, 2019 ÷ the amount of the current accounts relating to the Underlying Business and all successful transaction orders corresponding to the Underlying Assets during the 30 days prior to November 30, 2019);

4.3.24             The Transferors shall have fully handled and settled the withdrawal, settlement and relevant arrangements of the deposits relating to the Underlying Business and the Underlying Assets arising on or before the Closing Date;

4.3.25             Transferors and the relevant Uxin Group Company have issued a power of attorney to Transferee to its satisfaction, irrevocably agreeing that Transferee shall be entitled to transfer and withdraw the funds in the Receiving and Payment Accounts in accordance with Article 2.8 (6) hereof;

4.3.26             Transferors and the relevant Uxin Group Company have issued a power of attorney to Transferee in accordance with the mechanism set out in Appendix XXIV;

4.3.27             The Transferors have confirmed to the Transferee in writing that each of the above conditions precedent of the closing has been satisfied and provided the Transferee with relevant supporting documents.

4.4                              Unless waived by Transferee in writing, the payment of the Second Installment of the Transfer Consideration by Transferee to Transferors shall be subject to the full satisfaction of the following conditions precedent:

4.4.1                    The covenants required to be complied with by the Transferors under this Agreement and the other Transaction Documents prior to the payment of the Second Installment of the Transfer Consideration and the obligations required to be performed prior to the payment of the Second Installment of the Transfer Consideration have been complied with and performed, and the Transferors do not have any breach of the Transaction Documents;

4.4.2                    As of the execution date of this Agreement and the Second Installment of the Transfer Consideration Payment Date, no event or circumstance (including, without limitation, any litigation, arbitration proceedings, tax inspection, tax punishment, or any investigation or punishment proceedings conducted by governmental authorities) has occurred or is likely to occur which has any Material Adverse Effect on the Underlying Assets and/or the Underlying Business and/or this Transaction;

4.4.3                    As of the execution date and the payment date of the Second Installment of the Transfer Consideration, there is no judgment, ruling, decree or injunction of any Law, court, arbitral body or competent governmental authority restricting, prohibiting or cancelling this Transaction;

4.4.4                    The transfer of the Underlying Assets set forth in Article 2 hereof and the Appendices hereto that shall be completed prior to the payment date of Second Installment of the Transfer Consideration and/or the payment date of Second Installment of the Transfer Consideration shall have been completed in accordance with the methods and mechanisms set forth herein and Transferee shall have been provided with satisfactory evidence;

4.4.5                    With respect to the buildings and premises corresponding to the Underlying Business as listed in Appendix XIX which the Transferee elects to continue to use, the Transferors and relevant Uxin Group Company shall ensure that the registered address of such Transferors and Uxin Group Company (or their branches) shall have been relocated from their current addresses;

4.4.6                    With respect to the issues and defects involved in the lease agreements set forth in Part VI of Appendix II, the Transferors have properly resolved such issues and defects in accordance with the manner and mechanism agreed by the Transferors and the Transferors;

4.4.7                    Except for the Underlying Contracts of which the transfer is completed prior to the Closing Date as set forth in Article 4.3.15, the remaining Underlying Contracts have been transferred to the Transferee in accordance with the manners and mechanisms set forth in Article 2.5 hereof;

4.4.8                    In accordance with the provisions of tax policies, if the transfer of the Underlying Assets are determined by tax authorities as items not subject to VAT, and that VAT invoices may be issued in accordance with the provisions, then VAT invoices of no levy obligations shall be issued; if the transfer of the Underlying Assets are determined by tax authorities as being subject to VAT, then special VAT invoices with applicable tax rate/levy rate shall be issued in accordance with the provisions;

4.4.9                    The Transferors shall have completed cancellation of Weibo verified account of “Uxin Auction” to the reasonable satisfaction of the Transferee;

4.4.10             The registration of the Exclusive Licensed Trademarks, the General Licensed Trademarks and the Licensed Underlying Patents in accordance with Article 2 hereof shall have been completed, and evidence thereof shall have been provided to the satisfaction of the Transferee;

4.4.11             Transferors confirms to Transferee in writing that each of the foregoing conditions precedent has been satisfied and has provided Transferee with relevant supporting documents.

4.5                              Each of the Transferors shall take all necessary actions to cause the above conditions precedent under Articles 4.3 and 4.4  to be satisfied as soon as practicable, and the Transferee shall provide reasonable and necessary cooperation. If the Transferors are aware that any of the conditions precedent under Articles 4.3 and 4.4 has been fulfilled, it shall immediately notify the Transferee in writing (with relevant documentary evidence attached). If, at any time, the Transferors become aware of any fact or circumstance which may hinder the satisfaction of a conditions precedent under Articles 4.3 and 4.4, it shall also promptly notify the Transferee in writing (with relevant documentary evidence).

Article 5                       Taxes

The Transferors shall be jointly and severally liable for any Tax in connection with this Transaction, and the Transferee shall not bear any Tax arising from this Transaction.

Article 6                       Representations and Warranties

6.1                              Except for matters listed in Appendix XVI Disclosure Schedule, the Warrantors hereby jointly and severally make the following representations and warranties to the Transferee and ensure that such representations and warranties shall be true, accurate, complete and without omission and not misleading in any respect as of the execution date of this Agreement and the Closing Date of this Transaction:

6.1.1                    Each of the Transferors and the Warrantors is an entity duly registered and validly existing under applicable laws;

6.1.2                    Each of the Transferors and the Warrantors has obtained all approvals and third party permits necessary for the consummation of this Agreement and the transactions contemplated hereby, including but not limited to the approvals of the shareholder/shareholders’ meeting and the approval of the executive director/board of directors of each of the Transferors and the Warrantors;

6.1.3                    The execution and delivery of the Transaction Documents, performance of all obligations thereunder and consummation of the Transaction Documents by the Transferors and the Warrantors have been duly and fully authorized by all requisite or necessary actions for the execution and delivery of the Transaction Documents, performance of all obligations thereunder and consummation of the transactions contemplated under the Transaction Documents; each of the Transferors and the Warrantors has full capacity for civil conducts and civil rights for the execution and delivery of the Transaction Documents, performance of all obligations thereunder and consummation of the Transaction Documents; the Transaction Documents shall be legally binding upon the Transferors and the Warrantors upon their execution; no notice to any third party (including, without limitation, the creditors of the Transferors and the Warrantors or other third parties) or consent of third party shall be required for the execution and delivery of this Agreement and the consummation of the transactions contemplated under this Agreement by the Transferors and the Warrantors;

6.1.4                    The execution of this Agreement and other Transaction Documents by the Transferors and the Warrantors does not conflict with the articles of association of the Transferors and the Warrantors and any contract or document to which the Transferors and the Warrantors are a party or which is binding on the Underlying Assets, nor does it violate any judgment of any court, any award of arbitration authority and any decision of any Governmental Authority. If the execution of this Agreement and other Transaction Documents or performance of their obligations hereunder or thereunder by any Transferors and the Warrantors requires authorization or approval of any Governmental Authority in accordance with any laws and regulations, the Transferors undertake to obtain such authorization or approval and, if such authorization or approval cannot be obtained, the Parties shall consult with each other for the solution;

6.1.5                    Each of the Transferors and the Warrantors has taken or will take all measures and actions prior to the Closing Date to obtain all applicable governmental, statutory, regulatory or other consents, approvals, licenses, waivers or waivers necessary for its execution and performance of, and for the binding effect of the terms and conditions of, this Agreement and other Transaction Documents. No other consent or approval of any individual, corporation, entity or Governmental Authority is required under any Law or pursuant to the terms of any agreement or arrangement to which the Warrantors are a party. Each of the Transferors owns the corresponding Underlying Assets for its own account and not as an agent or trustee of any other beneficiary;

6.1.6                    Each of the Transferors and Warrantor is duly incorporated and organized, and validly existing. Each of the Transferors and the Warrantors has the corporate power and governmental approval to own and operate the Underlying Assets and to operate the Underlying Business in the manner it is being operated;

6.1.7                    All reports, documents and information provided by the Transferors to the Transferee in connection with the Underlying Assets, the business relating to the Underlying Assets and all matters required by this Agreement are true, accurate, complete, not misleading and without omission in all respects;

6.1.8                    Each of the Transferors shall have complete ownership and the right to dispose of all of its Underlying Assets, and no Encumbrance, debt or other encumbrance is established on any Underlying Assets, including, without limitation, license granted to any third party with respect to the Underlying Assets, pledge of the Underlying Assets or purchase right or any other security interest granted to any third party with respect to the Underlying Assets;

6.1.9                    Each of the Transferors shall have full and exclusive ownership and disposal right of the Underlying Assets, and none of the Underlying Assets shall contain any state-owned or collective assets. None of the Underlying Assets is subject to or involves (i) any liabilities and Encumbrances, (ii) mortgage, pledge, lien or other contingent liabilities, (iii) arbitration, litigation, claim, dispute or dispute, (iv) attachment, seizure, freezing, penalty and restrictions imposed by other Governmental Authorities, (v) factual or legal defects which should be disclosed;

6.1.10             The transfer by the Transferors of the Underlying Assets to the Transferee in accordance with this Agreement is not subject to the approval by any relevant Governmental Authority, other than the approval, registration or filing and license provided in this Agreement;

6.1.11             There is no outstanding or threatened litigation, claim, action, arbitration, administrative procedure or other legal proceedings which may adversely affect, delay, restrict or hinder the performance of the Transferors and Warrantor of the obligations and liabilities under this Agreement;

6.1.12             All records, documents and materials submitted by each Transferor to the Transferee or its designated Affiliate in accordance with the Transaction Documents are true and complete and truthfully reflect the status of all the Underlying Business and the Underlying Assets transferred by the Transferors to the Transferee to its designated Affiliate in accordance with this Agreement. Each of the Transferors further represents and warrants that no change in the Underlying Assets reflected in the records provided by each of the Transferors to the Transferee or its designated Affiliate in connection with the Underlying Assets will cause Material Adverse Effect to the Transferee or its designated Affiliate;

6.1.13             The Underlying Assets do not constitute any interference with, infringement upon, misappropriation of or otherwise conflict with the Intellectual Property of any third party and each of the Transferors has taken all necessary actions to preserve and protect all the Underlying Assets;

6.1.14             Each of the Underlying Intellectual Property Rights which has been registered or is in the process of registration application is duly registered or applied for registration (if applicable) in accordance with the PRC Laws, and the registration obtained or the registration application submitted has not been cancelled, rejected or declared as invalid (if applicable), each of the Transferors has duly paid up relevant registration fees, Annual Fees and Overdue Fines, if applicable;

6.1.15             The Transferors have maintained the Underlying Assets in accordance with market practice and all applicable Laws in order to ensure that the Underlying Assets are valid and can be used for the purpose of operating the Underlying Business in a lawful manner. All of the Transferors which operate the Underlying Business have filed all applicable tax returns in accordance with relevant Laws, and such tax returns are true, accurate and complete. Such Transferors have paid up all taxes payable without any penalty, surcharge, fine or interest payable in connection with such taxes and has not committed any breach or violation of tax laws or regulations and has not been involved in any dispute and litigation relating to taxes or fees. Such Transferors have submitted the requested information to any requesting tax authority, and there is no dispute between such Transferors and the tax authority in relation to the tax liabilities or potential tax liabilities or tax benefits of the company.

6.1.16             The Underlying Assets are free of any tax-related non-compliance or unlawful conducts, and do not involve in any disputes or lawsuits in respect of taxes and fees; Each Transferor has submitted the requested information to any requesting taxation authority with respect to the Underlying Assets, and there is no dispute over the taxation liability or potential taxation liability or taxation preference concerning the Underlying Assets with the taxation authority; and each Transferor keep  the financial information of the Underlying Assets required for normal tax recording and tax payment. With respect to this Transaction, none of the Transferors has conducted any transaction or entered into any contract for the purpose of illegal tax avoidance.

6.1.17             The Warrantors will not take any action which may damage the Underlying Assets, and from the date hereof, without the prior written consent of the Transferee, shall:

(i)                                     Not dispose of, or cause the disposal of, any of the Underlying Assets (except for the disposals which occur during the normal production and operation of the Transferors and the Warrantors provided that such disposals shall not have any adverse effect on the execution and performance of this Agreement and other Transaction Documents or the implementation of this Transfer by the Transferors and the Warrantors);

(ii)                                  Not enter into any agreement in conflict with this Agreement; and

(iii)                               Not enter into any transaction or action that may have any adverse effect on the Underlying Assets (except for such transactions or actions which occur during the normal production and operation of the Transferors and the Warrantors provided that such transactions or actions shall not have any adverse effect the execution and performance of this Agreement and other Transaction Documents or the implementation of this Transfer by the Transferors and the Warrantors).

6.1.18             The use, operation and transfer of any of the Underlying Assets do not conflict with any PRC Laws or the articles of association of the Transferors and the relevant agreements or documents executed by them;

6.1.19             There are no pending litigation, arbitration, administrative proceedings or disputes against the Underlying Assets; there is no ongoing or pending objection, dispute, revocation request or request for declaration of invalidity proposed by Governmental Authorities or any third party with respect to the Underlying Assets; no event or circumstance has occurred or is reasonably expected to occur which has a Material Adverse Effect on the transfer of the Underlying Assets or any part of the transactions contemplated hereby;

6.1.20             The Transferors have not submitted any application for liquidation, nor has the Transferors appointed a Person to take over all or part of the Underlying Assets of the Transferor;

6.1.21             With respect to the Underlying Business and the Underlying Assets, the Transferors do not own any land, building or house. The buildings and their addresses (including without limitation, details of property lease agreements set forth in Article VI of Appendix II) used for the Underlying Business and the Underlying Assets are the real property owned by third party and  leased in accordance with laws, the Person which lease directly and indirectly such buildings to the Transferors shall have the lawful right to lease such buildings, the Transferors are in compliance with such lease agreements, and own valid and enforceable leasehold interests in such buildings, free of any Encumbrance. (i) the Transferors have not leased, subleased or sublet any land, building or premises to any third party; (ii) there are no property defect of the land, building or premises leased by the Transferors; (iii) the leased addresses set forth in Part VI of Appendix II have not been used by the Transferors and any other third party for purpose other than the conducting and operation of the Underlying Business (including, without limitation, that such leased addresses have been used by the Transferors for the purpose of AIC registration of the registered address of the company);

6.1.22             With respect to the services corresponding to the Underlying Business, the products sold and/or services provided by the Transferors with respect to the Underlying Business are in conformity with, and have at all times been in conformity with, all applicable laws and warranties, covenants or factual acknowledgements in respect of all such products and/or services;

6.1.23             With respect to the Underlying Intellectual Property Rights, the Transferors have lawful ownership of or have lawful right to use the Underlying Intellectual Property Rights and have taken appropriate measures to protect the legality, validity, completeness and safety of such Underlying Intellectual Property Rights (including completion of relevant registration, filing or renewal formalities in due course in accordance with laws). Each of the Underlying Intellectual Property Rights is valid and enforceable in accordance with law and nothing has occurred which might render any Underlying Intellectual Property Rights invalid or unenforceable. To the knowledge of the Warrantors, the corresponding Transferors have not infringed upon, or illegally used, any Intellectual Property which any third party has any right, title or interest in respect of the Underlying Intellectual Property Rights, and have not licensed or allowed any third party to use any Underlying Intellectual Property Rights; neither the Transferors have infringed upon others’ Intellectual Property, trade secrets, proprietary information or other similar rights in respect of the Underlying Intellectual Property Rights, and there is no pending or foreseeable claim, dispute or litigation proceeding requiring the Transferors to indemnify for infringement upon any third party’s Intellectual Property, trade secrets, proprietary information or other similar rights in respect of the Underlying Intellectual Property Rights, and there is no known third party has infringed upon the Underlying Intellectual Property Rights.

The Transferors have not granted any license or other rights to any third party with respect of the Underlying Intellectual Property Rights. The Transferors has taken reasonable measures in accordance with normal industry practice to keep confidential the trade secrets and other confidential Intellectual Property used for the Underlying Business.

Transferors do not have any Intellectual Property that is authorized or licensed or co-used with third party for the purpose of conducting the Underlying Business.

Except for Weibo account of Uxin Auction, the Transferors have not operated other promotion platforms and social networking platform accounts in respect of conducting the Underlying Business. The Transferors undertake that it will not operate the Weibo account of Uxin Auction from the date of this Agreement until the completion of its cancellation.

6.1.24             Each of the Underlying Contracts is entered into during the ordinary course of the Underlying Business, shall constitute legal, valid and binding obligation of the parties thereto, and shall be enforceable by the parties thereunder in accordance with its terms, and there is no Underlying Contracts which restricts the relevant Transferor’s business activities or resources, restricts the Transferor’s business activities or business freedom, imposes competition restrictions to the Transferors, or obligates the Transferors to share any Underlying Intellectual Property Rights with a third party or grants any third party the license to use the Underlying Intellectual Property Rights. The Underlying Contracts have been duly performed and have not been breached by the Transferors or any other party thereto.

Each of the Transferors has not received any notice of termination, rescission or breach of any of the Underlying Contracts. The mere performance of this Transaction will not result in the termination of the Underlying Contracts or have adverse effect on the rights under the Underlying Contracts, nor will the correspondent customers or suppliers of the Underlying Contracts cease to be the customers or suppliers to the same degree and of the same nature as they were prior to the date thereof.

The Transferors shall have the right to transfer all rights and obligations under the Underlying Contracts (subject to the notices or the consent of the counterparty as provided in relevant contract terms).

6.1.25             The Transferors have provided the Transferee with the underlying financial statements corresponding to the Underlying Assets as of November 30, 2019 (the “Financial Statement Date”) (including, without limitation, balance sheet, income statement, cash flow statement, consolidated financial reports, etc., the same below), such financial statements (together with the notes thereto) have provide a complete, accurate and fair view of the financial conditions, results of operations and cash flows of such companies and are consistent with the books, vouchers and financial records of the Transferors. Since the issuance of such financial statements, no event has occurred which has had or may have Material Adverse Effect on the financial or operation status of such Underlying Assets. The Underlying Assets do not contain any liabilities and contingent liabilities that shall be disclosed in accordance with the PRC GAAP and the U.S. GAAP but have not been disclosed in its financial statements (or notes thereto). There are no liabilities and contingent liabilities that are not required to be disclosed in accordance with the PRC GAAP and the U.S. GAAP but that have or may have Material Adverse Effect on the financial conditions or operation of such Underlying Assets.

6.1.26             Since the Financial Statement Date, there has not been any material adverse change in the Underlying Business and the Underlying Assets, and no event, fact or matter has occurred which might give rise to any such change. Since such date, the Transferors has conducted the Underlying Business in the ordinary and usual course, and in the course of such operations, consistent with past practice and prudent commercial practices. The group companies have sufficient funds and ability to carry out regular business operation and have not done or conducted any act set forth under Article 6.1.30 of this Agreement other than in general and day-to-day business.

6.1.27             With respect to the Underlying Business and the Underlying Assets,

(i)                                     Neither the Transferors nor any of the respective Uxin Group Company or any of its directors, officers, employees or other persons acting for or on behalf of such Uxin Group Company has: (x) made, offered to make, promised to make, or authorized any direct or indirect unlawful bribe, rebate, payoff, influence payment, kickback, or other unlawful payment or gift, whether in the form of money or anything of value, to any foreign or domestic governmental official, employee of any governmental agency, any political official or candidate for political office, or official or employee of any public international organization; or (y) established or maintained any unlawful or unrecorded fund or maintained any fraudulent or fictitious entry in the books and records of such Uxin Group Company;

(ii)                                  None of Uxin Group Company or any of its directors, officers, employees or other persons acting for or on behalf of Uxin Group Company has directly or indirectly given or agreed to give any gift or similar benefit to any customer, supplier, government employee or other person who has or may have the right to assist or obstruct Uxin Group Company’s Relevant Business that (a) constitutes a bribe, kickback or illegal payment under applicable laws or (b) could expose Uxin Group Company to damage or penalty in any litigation, indictment, arbitration or investigation or audit by any government authority, or (c) if it has not given a gift before, or if it will not continue to give a gift in the future, that could have an adverse effect on the relevant assets, properties, business, operations or prospects of Uxin Group Company or could expose Uxin Group Company to prosecution or penalty in any litigation, indictment, arbitration or investigation or audit by any government authority. Furthermore, none of Uxin Group Company or any of its directors, officers, employees or other persons acting for or on behalf of such Group Company, has directly or indirectly accepted or agreed to accept any gift or similar benefit from any customer, supplier, government employee or other person which constitutes a bribe, kickback or illegal payment under applicable laws or which may expose the Uxin Group Company to damages or penalties in any litigation, prosecution, arbitration or investigation or audit by any government agency;

(iii)                               None of foreign or domestic government officials, employees of any governmental agency, any political official or candidate for political office, or officials or employees of any public international organization or any government agency currently has a direct or indirect interest in Uxin Group Company or any legal or beneficial interest in the consideration paid by Uxin Group Company or the Transferee to the Transferors hereunder;

(iv)                              Uxin Group Company has not used any funds or assets to pay any kickback, or established any off-balance sheet funds or assets for any illegal purpose. Not have been aware by or on behalf of Uxin Group Company that any part of the payment would be used for those purposes.

6.1.28             With respect to the Underlying Business and the Underlying Assets, the Transferors have taken adequate and appropriate measures to protect the security of customer information in accordance with applicable laws, There is no serious malfunction on the corresponding IT system of the Transferor, there is no improper password on the data processed by the Transferor, the internal IT system of the Transferors does not allow unauthorized login, and the Transferors will not shut down without the consent from the internal IT system operator. The Transferors has taken precautions in accordance with industry practice to preserve the applicability, security and completeness of the internal IT system and its memory data and information. All user data retained by the Transferor has been explicitly authorized by the user in writing, and there is no use of the personal information of the user without the express authorization of the user (including but not limited to the user’s name, address, telephone number and identity card); and there is no data divulgence, theft or falsification occurred to the Underlying Assets.

6.1.29             Except for the technical support and authorization provided by Uxin Group Company for the Underlying Assets and the Underlying Business which have been fully disclosed in Part II of Appendix IX, there is no any other undisclosed information, omission or concealment.

6.1.30             From the date of this Agreement until the Closing Date, unless agreed by the Transferee in writing or otherwise specified herein, none of the Transferors and the applicable Uxin Group Company has committed any of the following acts with respect to the Underlying Assets (except for such circumstances that will not cause any adverse effect on the execution and performance of this Agreement and other Transaction Documents by the Transferors and the relevant Uxin Group Company or the implementation of this Transfer, nor will the normal production and operation by the Transferors and Uxin Group Company relating to the operation of the Underlying Business (provided that such normal production and operation by Uxin Group Company will not cause any adverse effect on the execution and performance of this Agreement and other Transaction Documents by the Transferors and the relevant Uxin Group Company and the implementation of this Transfer):

(i)                                     Liabilities fulfilled in advance;

(i)                                     Guarantee, or mortgage, pledge and other security rights established on its property provided to other Persons;

(ii)                                  Waiver of any debts or right of claiming indemnification;

(ii)                                  Amendment of any Underlying Contracts or agreement which are adverse to the Transferors;

(iii)                               Increase of the remunerations and benefits of the employees corresponding to the Underlying Business and the Underlying Assets, or amendment to the employment contracts, confidentiality agreements, Intellectual Property agreements and non-compete agreements of the employees corresponding to the Underlying Business and the Underlying Assets, unless required by Laws;

(iv)                              Any loss or any change in its relationship with the suppliers, customers or employees;

(v)                                 Transfer or license other Person to use the Underlying Intellectual Property Rights;

(vi)                              Material change in the employee policies and rules;

(vii)                           Material adverse change to the financial status of the Underlying Assets, or transactions or activities occurring outside the ordinary course of business which have Material Adverse Effect on the Underlying Assets;

(viii)                        Any dividend, bonus or other form of distribution to the shareholders that has been declared, paid, ready to be declared, or ready to be paid;

(iii)                               (a) sale, mortgage, pledge, lease, transfer and other disposal of any assets the aggregate transaction amount of which exceeds RMB 100,000 (b) disposal of any Underlying Assets with the original value exceeding RMB 100,000 or consent to the disposal or acquisition or waiver of the possession of any Underlying Assets with the original value exceeding RMB 100,000; (c) any expenditure exceeding RMB 100,000 in aggregate or purchase of any tangible or intangible assets;

(iv)                              Any breach of the representations and warranties under this Agreement by way of act or omission; and

(v)                                 Any act or omission that may cause any of the foregoing to occur.

6.1.31             The list of the Underlying Assets set forth in the Appendix hereto shall be all and complete assets necessary for the purpose of operating the Underlying Business by the Transferors and relevant Uxin Group Company on and prior to the Closing Date (except for those excluded from this Transaction as agreed in advance in writing by the Transferee), and there is no asset necessary for the purpose of operating the Underlying Business which has not been disclosed to the Transferee. All the facts regarding the Warrantors and the Underlying Assets have been fully disclosed to the Transferee. All documents, materials and information provided by the Warrantors to the Transferee or its Affiliates before and after the execution of this Agreement are true, accurate, without any omission or misleading.

6.2                              The Transferee hereby makes the following representations and warranties to Transferors and ensures that such representations and warranties shall be true, complete and not misleading in any respect as of the execution date of this Agreement and the Closing Date:

6.2.1                    The Transferee is an entity duly registered and validly existing under applicable Laws;

6.2.2                    The Transferee has obtained the approval of its board of directors required for the consummation of this Agreement and the transactions contemplated under this Agreement;

6.2.3                    The execution and delivery of the Transaction Documents, performance of all obligations thereunder and consummation of the transactions thereunder by the Transferee have been duly and fully authorized by all requisite actions; the Transferee has full civil capacity and civil rights to execute the Transaction Documents, perform all obligations thereunder and consummate the transactions thereunder; the Transaction Documents are legally binding upon the Transferee upon execution; the Transferee’s execution and delivery of this Agreement and consummation of the transactions contemplated thereunder shall not require notice to any third party or consent of any third party (including, without limitation, the creditors of the Transferee or other third parties).

Article 7        Covenants

7.1                              From the execution date of this Agreement to the Closing Date, the Warrantors shall jointly and severally covenant the following matters to the Transferee:

7.1.1                    The Transferors shall conduct the Underlying Business in the ordinary course of business, preserve intact the business organization of the Persons relating to the operation of the Underlying Business, maintain relationships with third parties, retain existing officers and employees, and preserve current status (except for normal wear and tear) of all assets and properties owned or used by the entities relating to the operation of the Underlying Business.

7.1.2                    The Transferors shall ensure that the Underlying Business is operated in the manner the same as prior to the execution date of this Agreement and maintain business cooperation relationship with customers, suppliers, banks and other entities involved in the Underlying Business, without changing the major work content and positions of the employees involved in the operation of the Underlying Business; in respect of the business contracts that will expire before or on the execution date of this Agreement, the Transferors shall ensure that such business contracts can be renewed and are normally performed; and ensure the operation of the Underlying Business is in compliance with all applicable Laws and regulations in all respects.

7.1.3                    To ensure the normal operation of the Underlying Business, safeguard and maintain the good condition and stability of the Underlying Assets, not engage in or permit any acts or omissions that may violate any representations, warranties or covenants set forth herein, and maintain the validity of the Underlying Assets, including, without limitation, timely and fully payment of Annual Fees, and diligently handling relevant administrative proceedings, disputes, lawsuits, arbitration or other legal proceedings.

7.1.4                    Contact and discuss with the partners so as to cause the partners to agree to transfer the relevant Underlying Assets in such manner as specified by this Agreement so as to transfer the Underlying Assets to the Transferee or its designated Affiliate. With respect to the Underlying Assets that the partners agree to transfer and the Transferee agrees in writing, the Transferors shall arrange the execution of relevant agreements, contracts and/or other documents by the parties respectively within the practicable time.

7.1.5                    Take all necessary actions and reasonable efforts to cause the ownership or relevant rights of the Underlying Assets to be fully vested or transferred in accordance with this Agreement, take all necessary actions and execute all necessary documents to cause the ownership of the Underlying Assets and any rights with respect thereto to be fully vested in the Transferee and successfully complete the closing.

7.1.6                    Maintain the operation of the Underlying Business and good condition of the Underlying Assets in the manner conducted prior to the execution date of this Agreement.

7.1.7                    In case of becoming aware of any act or omission in breach of any representation or warranty contained in this Agreement, it shall immediately disclose the same in writing to the Transferee. In particular, once the Transferors become aware of any assets which should be included in the scope of the Underlying Assets but are not included in this Agreement, the Transferors shall immediately transfer or license such assets to the Transferee in accordance with this Agreement without compensation and complete the relevant change registration (if necessary).

7.1.8                    Each of the Transferors and the Warrantors shall provide the Transferee and its representatives with such information relating to the Underlying Business and the Underlying Assets as it may reasonably request, including, without limitation, providing the attorneys, accountants and other representatives appointed by it with all accounts, records, contracts, technical data, personnel data, management information and other documents relating to the Underlying Business and the Underlying Assets. In addition, the Transferors or the corresponding Transferors shall immediately notify the Transferee in writing of any breach of this Agreement that has occurred or is expected to occur by any of them.

7.1.9                    Transferors and the relevant Uxin Group Company shall, and shall cause their respective Affiliates and advisers, and their respective directors, officers and representatives to, (i) on an exclusive basis, deal with the matters relating to this Transaction together with Transferee and its Affiliates, (ii) not enter into any similar transaction or any other transaction in conflict with the transactions contemplated in the Transaction Documents (any of such transactions being referred to as the “Third Party Transaction”), (iii) immediately terminate any discussions or negotiations with any Person in respect of the Third Party Transaction, and thereafter refrain from entering into any discussions or negotiations with any Person in respect of the Third Party Transaction or providing any information to any Person in respect of the Third Party Transaction; and (iv) not encourage or take any other action to make, or facilitate any inquiry or proposal with respect to the possible Third Party Transaction. The Transferors or relevant Uxin Group Company shall promptly notify the Transferee of any enquiry it receives from any other party in respect of a possible third party transaction. This provision will automatically become invalid if Transferee fails to pay the First Installment of the Transfer Consideration in accordance with this Agreement after the Transferors and Uxin Group Company satisfy and fulfill the conditions precedent set forth in Article 4.3 in accordance with this Agreement.

7.1.10             Without the prior written consent of the Transferee, the Transferors and Uxin Group Company involved in the operation of the Underlying Business shall not take the following actions, nor shall they take the following actions, in connection with the Underlying Business and the Underlying Assets (if applicable) (other than as would not have any adverse effect on the execution and performance of this Agreement and other Transaction Documents or the implementation of this Transfer by the Transferors and the relevant Uxin Group Company or the normal production and operation of Uxin Group Company in connection with the operation of the Underlying Business, provided that such normal production and operation by Uxin Group Company would not have any adverse effect on the execution and performance of this Agreement and other Transaction Documents and the implementation of this Transfer by the Transferors and Uxin Group Company):

(i)                                     To sell, lease, transfer, authorize or assign any of the Underlying Assets;

(ii)                                  To assume or incur liabilities, liabilities, obligations or expenses exceeding RMB100,000 (or the equivalent thereof in other currencies) in the aggregate;

(iii)                               To make any capital expenditure in excess of RMB100,000 (or the equivalent thereof in other currencies);

(iv)                              To create any Encumbrance on any Underlying Assets;

(v)                                 To license any of the Underlying Intellectual Property Rights to others, or allow any of the Underlying Intellectual Property Rights to expire or be forfeited, donated or waived, or disclose any material trade secrets, formulae, processes, know-how or other Underlying Intellectual Property Rights in relation to the Underlying Business which are not generally known to the public prior to such disclosure;

(vi)                              To amend or adjust any material provision of any Underlying Contract, or consent to the termination of, or consent not to any renewal in respect of, any Underlying Contract;

(vii)                           To declare, pay and make any declaration or distribution of dividends;

(viii)                        To effect or become a party to any acquisition;

(ix)                              To increase or delay of the remuneration of the employees corresponding to the Underlying Business and the Underlying Assets, or to modify the employment contracts, confidentiality agreements, Intellectual Property agreements and non-compete agreements of the employees corresponding to the Underlying Business and the Underlying Assets, unless required by Laws;

(x)                                 To terminate, amend or revise any of the Underlying Contracts or to assume any obligations under any Underlying Contracts in the name of the Transferee or its Affiliate;

(xi)                              To sell, transfer, lease or in any other manner dispose of any Underlying Assets;

(xii)                           To take any action which would cause the termination, expiration, invalidity, suspension non-renewal of or any adverse effect to any authorization necessary for the purpose of operating the Underlying Business;

(xiii)                        To release or waive any Liabilities with respect to the Underlying Business;

(xiv)                       To waive or transfer any rights or claims in connection with the Underlying Business;

(xv)                          To take other actions that may have actual or potential adverse effect on the Transaction hereunder;

(xvi)                       To enter into or conduct any related transaction by the corresponding entities of the Transferors which operates the Underlying Business with other Transferors or their Affiliates with respect to the Underlying Assets.

7.2                              The Warrantors jointly and severally covenant to the Transferee as follows as of the Closing Date:

7.2.1                    In case of becoming aware of any act or omission in breach of any representation or warranty contained in this Agreement, it shall immediately disclose the same in writing to the Transferee.

7.2.2                    From the date of this Agreement until the Closing Date with respect to the transfer of all the Underlying Assets to the Transferee or their designated Affiliates in accordance with the mechanism set forth in Article 2 hereof, except for the performance of the obligations set forth herein or receipt of the prior written consent of the Transferee, the Transferors and the relevant Uxin Group Company shall not (1) use, license, sell, lease, reproduce, pledge or dispose of the Underlying Assets to be transferred or any portion thereof; (2) claim the ownership or Intellectual Property of the Underlying Assets to be transferred (or any update, upgrade or development portion); (3) apply for the registration of the name, similar name, or any Intellectual Property included in the Underlying Assets to be transferred (including, without limitation, any update, upgrade or development portion) as a trademark, domain name, tradename or other items, or register the copyright, or use the same without authorization; (4) disclose to a third party the trade secrets relating to the Underlying Assets to be transferred; (5) revoke the application for the Underlying Intellectual Property Rights under application or fail to take action within the specified time limit as required by the relevant Governmental Authorities with respect to such application.

7.2.3                    The Transferors shall complete the matters set forth in Article 2 which shall be completed after the Closing Date in accordance with the methods and mechanisms set forth in this Agreement and provide the Transferee with evidence satisfactory to them at the time and in the manner requested by the Transferee.

7.2.4                    The Transferors warrant that from the execution date of this Agreement to the date when all the change registration or filling of Governmental Authorities (if applicable) with respect to the transfer of the Underlying Assets are completed, the Transferors shall operate the Underlying Asset as normal and shall not establish or permit to exist any security or other Liabilities and Encumbrance which may affect the rights and interests of the Underlying Assets.

7.2.5                    After the transfer of the Underlying Assets hereunder to the Transferee, the Transferors shall not take any action which would impair the legality, validity and value of such Underlying Assets or impedes the full use of the Underlying Assets by the Transferee.

7.2.6                    The Transferors shall assist the Transferee in the operation of the business with respect to the Underlying Assets in accordance with this Agreement and give necessary support and cooperation to the Transferee to ensure the smooth implementation of such business.

7.2.7                    If any business, Intellectual Property, contracts, assets in kind and other relevant assets are discovered to have not been disclosed in this Agreement and other Transaction Documents, and confirmed by the Parties in an amicable and fair manner as the assets that shall be used in the Underlying Business and necessary for the purpose of operating the Underlying Business by the Transferee in the same manner as conducted by the Transferors prior to the Closing Date (collectively, the “Omitted Assets”, and for the avoidance of doubt the Omitted Assets shall not include the relevant assets which are expressly agreed to be excluded from the Underlying Business in this Transaction by the Transferee in writing), the Transferors shall disclose the existence and nature of such Omitted Assets as soon as practicable, provide the Transferee with relevant information concerning such Omitted Assets, and transfer or license such Omitted Assets to the Transferee or its designated Affiliate in accordance with the provisions hereof concerning license, and relevant consideration shall be deemed to have been included in the consideration set forth in this Agreement and the relevant ancillary agreements. Such transfer/license shall be deemed retroactively as effective as of the Closing Date.

7.2.8                    Each of the Transferors and Uxin Group Company shall assist the transfer of the Underlying Assets between the Transferee and the Transferors in accordance with this Agreement and provide the Transferee or its designated Affiliate or their respective Affiliates with long-term and free of charge support and cooperation in respect of business, technology, finance and personnel so as to cause the smooth implementation of the transfer of the Underlying Assets. Specifically:

(i)                                     With respect to technology, the Transferors shall use reasonable efforts to provide the Transferee and its Affiliates with necessary technical support needed for the Underlying Business. In particular, without prejudice to the generality of the foregoing, from the Closing Date to the 12-month period after the payment of the Second Installment of the Transfer Consideration, the Transferors and Uxin Group Company shall provide the Transferee, on a free-of-charge basis, with continuous and stable support and assistance no lower than the standards prior to the Closing Date in connection with shared technology and systems and services of Uxin Group Company with respect to Uxin Group Company’s relevant business systems, technical systems and other Underlying Business and the Underlying Assets involved in the operation of the Underlying Business (for the avoidance of doubt, if such Underlying Technologies and Systems require the Transferors and relevant Uxin Group Company’s paying for purchase of corresponding services from a third party, the Transferee shall settle with the Transferors based on actual use).

(ii)                                  With respect to Intellectual Property, the Transferors shall assist the Transferee and its Affiliates in completing the change registration of the relevant Intellectual Property in accordance with this Agreement;

(iii)                               With respect to the personnel, the Transferors shall designate personnel to communicate promptly and fully with the Transferee and its Affiliates with respect to the details of the performance of this Agreement;

(iv)                              After the Underlying Business being transferred to the Transferee, except for any matter arising in accordance with this Agreement or other Transaction Documents, the Transferors or its Affiliates shall not take any action detrimental to the smooth operation of the Underlying Business or impede the smooth operation of the Underlying Business by the Transferee.

7.2.9                    Within five (5) Business Days after the closing, the Transferors and relevant Uxin Group Company shall provide the financial and business data and relevant materials of the Underlying Business and the Underlying Assets (refer to the Appendix XXIII for the list of specific requirements for materials) as of the Closing Date for the convenience of the Transferee’ review of the Underlying Assets and asset appraisal and audit.

7.3                              After the Closing Date, each of Uxin Group Company shall not, and shall procure that none of their respective Affiliates shall, individually or jointly, without the prior written consent of the Transferee, directly or indirectly through any other Person (including by virtue of having a direct or indirect interest) or on behalf of any other Person (whether as a director, partner, consultant, manager, employee, agent or otherwise):

7.3.1                    To carry on, be engaged or involved in or be interested (financially or otherwise) in any way in any business in competition with the Underlying Business, in any manner;

7.3.2                    To purchase of any interest in, or establishment or merger of, any business competing with the Underlying Business;

7.3.3                    To assist or license in any manner, any third party, in competition with the Underlying Business, to engage in any business the same as, or similar to or competing with, the Underlying Business (including, without limitation, transfer or license any assets and personnel of Uxin Group Company relating to the Underlying Business and/or the business cooperation conducted under the Business Cooperation Agreements to any third party, or assist any third party to engage in any business the same as, or similar to or competing with, the Underlying Business);

7.3.4                    To interfere in any way with the relationships between the Transferee or its Affiliates and the customers, customers, employees or suppliers engaged in the conduct of the Underlying Business;

7.3.5                    To approach any supplier or service provider of the Underlying Business by means of engaging the business in competition.

7.4                              Within five (5) years from the Closing Date, without the prior written consent of the Transferee, Dai Kun shall not, and shall cause his Affiliates not to, individually or jointly, directly or indirectly through any other Person (including by virtue of having a direct or indirect interest) or on behalf of any other Person (whether as a director, partner, consultant, manager, employee, agent or otherwise):

7.4.1                    To carry on, be engaged or involved in or be interested (financially or otherwise) in any way in any business in competition with the Underlying Business, in any manner;

7.4.2                    To purchase of any interest in, or establishment or merger of, any business competing with the Underlying Business;

7.4.3                    To assist or license in any manner, any third party, in competition with the Underlying Business, to engage in any business the same as, or similar to or competing with, the Underlying Business (including, without limitation, transfer or license any assets and personnel of Uxin Group Company relating to the Underlying Business and/or the business cooperation conducted under the Business Cooperation Agreements to any third party, or assist any third party to engage in any business the same as, or similar to or competing with, the Underlying Business);

7.4.4                    To interfere in any way with the relationships between the Transferee or its Affiliates and the customers, customers, employees or suppliers engaged in the conduct of the Underlying Business;

7.4.5                    To approach any supplier or service provider of the Underlying Business through engaging in the business in competition.

7.5                              Each of the Warrantors understands, acknowledges and agrees that for the purpose of consummating this Transaction in the manner and according to the mechanism set forth herein, the business cooperation under the Business Cooperation Agreement and any other matters required to be carried out by the Transferors and/or the relevant Uxin Group Company after the closing (the “Post-Closing Continuing Obligations”), it shall maintain the good existence and operation of its relevant assets and business and shall not make any event or action that may have adverse effect on the Transferors and/or the relevant Uxin Group Company in their performance of Post-Closing Continuing Obligations. In particular, if the transfer or assignment of any Underlying Contracts and Underlying Customer Relationships fails to be completed prior to the payment date of the Second Installment of the Transfer Consideration, the Transferors and Uxin Group Company shall continue to cause and ensure the completion of the transfer and delivery of such Underlying Contracts and Underlying Customer Relationships in the manner and mechanism set forth herein as soon as practicable after the payment date of the Second Installment of the Transfer Consideration.

7.6                              The Parties hereto agree and acknowledge that, unless otherwise provided in this Agreement, the Transfer Consideration shall constitute reasonable and sufficient consideration for the transfer of the Underlying Assets hereunder. If a transfer and/or license and/or pledge agreement needs to be entered into separately by relevant parties for the purpose of completing relevant transfer and/or license and/or pledge registration formalities in connection with the transfer of the Underlying Assets, the Transferee shall not be required to pay any amount to the Transferors or the other parties pursuant to such agreement. In addition, if there is any discrepancy between such separately executed agreement and this Agreement, this Agreement shall prevail.

7.7                              The Warrantors hereby undertake to assume joint and several liability for the liabilities and obligations of Dai Kun, the Transferors and Uxin Group under this Agreement. In respect of the obligations to be performed by Uxin Group Company hereunder, each Warrantor shall cause and ensure such Group Company to perform such obligations.

7.8                              The Parties understand and agree that the C2B Business of Uxin Group Company shall be conducted through the following mechanism among Uxin Group Company, the Transferee and/or its Affiliates:

(1)         The Parties agree that April 1, 2020 (the “C2B Business Cooperation Commencement Date”) shall be the C2B Business Cooperation Commencement Date;

(2)         In consideration that, a certain period of time is required for the switch over of systems, functions and technologies relating to the C2B Business (including their  updates, innovations and re-developments from time to time) (collectively, the “C2B System Technology”), and of the payment systems and banking systems relating to the C2B Business (the “C2B Payment System”), the Parties agree that the date of switch over of the C2B System Technology and the C2B Payment System corresponding to the C2B Business shall be April 7, 2020 or such other date as the Transferee may reasonably request (the “C2B System and Payment Switch Date”);

The Transferors and Uxin Group Company shall, at the time and in the manner reasonably requested by the Transferee, copy and deliver the C2B System Technology to the Transferee prior to the C2B System and Payment Switch Date, change the C2B Payment System to the payment system of the Transferee, and change the receiving and payment account corresponding to the C2B Business to the bank account designated by the Transferee;

(3)         From the C2B Business Cooperation Commencement Date, Uxin Group Company agrees to sell all Personal Car Source Clues collected through its business platform and entrances (including, without limitation, the entrance of “I want to sell cars”) to the Transferee at a price agreed by Uxin Group Company and the Transferee and the Transferors and Uxin Group Company shall ensure that such clues sold to the Transferee shall be exclusively owned by the Transferee;

(4)         From the C2B Business Cooperation Commencement Date, the revenues and amounts corresponding to the C2B Business of Uxin Group Company shall belong to the Transferee. To achieve the above purposes and results, the Parties agree to:

(i)                           From the C2B System and Payment Switch Date, the relevant customer shall enter into an agreement with the Transferee directly in respect of any new business or new customer related to the C2B Business, and the deposits, prepayments and other amounts payable by the relevant customer shall be paid to the bank account designated by the Transferee accordingly;

(ii)                        From the C2B Business Cooperation Commencement Date to the C2B System and Payment Switch Date, the Transferors and Uxin Group Company shall, on behalf of the Transferee, enter into relevant agreements, collect and pay relevant amounts; provided that all package price payments, deposit payment amounts, prepayment amounts and other amounts corresponding to new orders and bookings arising from any C2B Business shall be paid to the bank account designated by the Transferee to the satisfaction of the Transferee prior to 24: 00 of the Business Day immediately following the generation of such amounts;

(iii)                     The Transferors and Uxin Group Company shall pay the balance of all funds deposited by the customers corresponding to all C2B Businesses, the balance of deposits, the amount of prepayment, the amount of services newly purchased by the customers in March 2020 and renewed by the customers for April 2020 and the all booking packages price paid by the customers as of the C2B Business Cooperation Commencement Date in a lump sum to the bank account designated by the Transferee in a manner and mechanism satisfactory to the Transferee.

(5)         C2B Business Contracts Transfer

The Transferors and Uxin Group Company agree that the C2B Business Agreement entered into between any customer corresponding to any C2B Business and Uxin Group Company on or before the C2B Business Cooperation Commencement Date and during the period from the C2B Business Cooperation Commencement Date to the C2B System and the Payment Switch Date (the “Transferred C2B Agreement”) shall be transferred in the following manner:

(i)                           The transfer of the C2B Agreements shall be completed on the C2B System and Payment Switch Date or any other time agreed by the Transferee in a manner and mechanism satisfactory to the Transferee;

(ii)                        If any customer does not agree to the transfer of the C2B Agreements in accordance with the above (i), unless otherwise requested by the Transferee, as a principal the Transferee shall return the unused balance and the corresponding deposits of the month when the transfer occurs to the customer concerned, and the Transferors and Uxin Group Company shall cooperate in the execution of the relevant service termination agreements in respect of such customer in a manner and mechanism satisfactory to the Transferee;

(iii)                     For the avoidance of doubt, Transferors and Uxin Group Company hereby acknowledge and agree that, for the sake of the switch of the C2B System Technology and the C2B Payment System, with respect to the customers newly executed and the cash withdrawal application initiated by the customers corresponding to the C2B Agreement during the period from the C2B Business Cooperation Commencement Date to the C2B System and the Payment Switch Date, such new agreements and withdrawal applications shall be completed by offline transfer and shall not be completed through online C2B Payment System.

(6)         With respect to the C2B System Technology, the Transferors shall provide and deliver a complete code and data to the Transferee on or prior to the C2B Business Cooperation Commencement Date (unless otherwise provided for herein);

Meanwhile, Transferors and Uxin Group Company hereby acknowledge and agree that:

The Transferors and relevant Uxin Group Company hereby acknowledge and covenant that they shall license the C2B System Technology to the Transferee permanently and free of charge and the Transferee shall have the right to undertake internal sub-license and sublicense arrangements within the Transferee and its Affiliates and make reasonable sub-authorization and sub-license arrangements to third parties in respect of the C2B System Technology for the purpose of reasonably necessary for the conduct of C2B Business. The Transferors and the relevant Uxin Group Company further covenant that, with respect to the C2B System Technology, they shall continuously ensure the stability and good existing of such C2B System Technology and pay the relevant fees in a timely manner, handle the relevant issues in a timely manner and on their own and shall not assign, guarantee, create any Encumbrance, restriction or any third party rights. The Transferors and the relevant Uxin Group Company shall take all necessary measures to ensure that the Transferee can use the C2B System Technology in a sustainable and good manner.

(7)         Within five (5) Business Days after the execution of this Agreement, but in any event no later than March 31, 2020, the Transferors and Uxin Group Company shall provide the Transferee with the following amount, details and list corresponding to the C2B Business in such manner and under such mechanism as reasonably satisfactory to the Transferee: the total outstanding balance of funds deposited by the customers corresponding to the C2B Business as of the C2B Business Cooperation Commencement Date, the balance of margin and the amount of prepayment, the amount of services newly purchased by the customers or renewed by the clients in March 2020 in April 2020 and the amount of all booked packages of the customers. Any customer refund claim and related claim that are not set forth in the above amount, list and schedule acknowledged by the Transferee shall be assumed and resolved by the Transferors and Uxin Group Company, and the Transferee shall not be liable therefor.

(8)         For the avoidance of doubt, the Transferee hereby understands and agrees that the business cooperation set forth in this Article 7.8 is solely between the Transferors and Uxin Group Company and the Transferee in connection with the C2B Business. None of the contents and arrangements under this Article 7.8 shall affect the conduct of transactions corresponding to the Underlying Assets and the Underlying Business hereunder, and shall not be conditions precedent to the payment by the Transferee of the First Installment of the Transfer Consideration and the Second Installment of the Transfer Consideration in accordance with this Agreement.

7.9                              The Warrantors hereby jointly and severally agree that if the Transferee is subject to any damages, losses, claims, lawsuits, payment requirements, judgments, settlements, taxes, interests, costs and expenses (including, without limitation, reasonable attorneys’ fee) at any time due to the ownership issues of Intellectual Property under the Underlying Contracts set forth in Appendix XX, the Warrantors shall jointly and severally indemnify, defend and hold harmless the Transferee and its applicable 58 Indemnified Persons (as defined below), and cause the Transferee and its Affiliates and each of its other 58 Indemnified Persons to be indemnified on behalf of themselves or each of other Indemnified Persons, whether or not a Party hereto.

Article 8        Liability for Breach

8.1                                        The Warrantors jointly and severally agree that the Warrantors shall jointly and severally indemnify, defend and hold harmless the Transferee and its Affiliates, directors, partners, shareholders, employees, agents and representatives (the “58 Indemnified Persons”)  from and against any damages, losses, claims, litigations, payment demands, judgments, settlements, taxes, interests, costs and expenses (including without limitation reasonable attorneys’ fees) directly or indirectly relating to or arising out of the following matters or brought against the 58 Indemnified Persons (regardless of whether brought by third party, by the Parties hereto or of other circumstances); the Transferee and its Affiliates may act on behalf of themselves or on behalf of each Indemnified Person so that the Transferee and its Affiliates and each 58 Indemnified Persons could be indemnified, regardless of whether or not it is a Party to this Agreement:

8.1.1                    Breach by any Warrantor of any representations, warranties, covenants, agreements or obligations made by it under this Agreement, including, without limitation, that any representation or warranty made by any Party under this Agreement is untrue;

8.1.2                    The Transferors fail to fully pay any due taxes (including, without limitation, any penalties, surcharges, fines and interest relating to taxes) payable or shall be withheld by the Transferors with respect to the Underlying Assets on or prior to the Closing Date in accordance with the PRC Laws;

8.1.3                    Penalty or Liability suffered by the Transferee or its Affiliates due to the use of the Underlying Intellectual Property Rights and any other losses suffered by the Transferee or its Affiliates in connection with or relating to the Underlying Intellectual Property Rights;

8.1.4                    Any losses suffered by the Transferee or its Affiliates resulting from any litigation, claim, dispute, administrative penalty or other legal proceedings, damages, losses, judgments, legal actions and arbitration initiated against the Transferee or its Affiliates arising from any action taken on or prior to the Closing Date in respect of the Underlying Assets and Underlying Business;

8.1.5                    Any liabilities arising from any non-compliance activities of the Transferors with respect to the Underlying Assets on or prior to the Closing Date;

8.1.6                    Any Liability resulting from any non-compliance actions of the Transferors relating to the operation of the Underlying Business on or before the Closing Date, including, without limitation, failure to obtain payment license, commercial bribery and failure to comply with regulatory provisions of applicable Laws regarding the auctions;

8.1.7                    The losses suffered by the Transferee due to the fact that the Underlying Assets are registered or registered under the name or otherwise vested in any Person other than the Transferors at any time prior to the transfer and/or delivery of the Underlying Assets to the Transferee in accordance with this Agreement;

8.1.8                    The Transferee’s losses arising from the missing Transferred Underlying Copyrights as disclosed in the Disclosure Letter;

8.1.9                    The liabilities or losses suffered by the Transferee due to the Transferors’ failure to provide the Transferee with all original copies of offline contracts prior to the Closing Date.

8.2                              The Transferee agree that the Transferee shall indemnify, defend and hold harmless the Transferors and their Affiliates, directors, partners, shareholders, employees, agents and representatives (the “Uxin Indemnified Persons”) from and against any damages, losses, claims, litigations, payment demands, judgments, settlements, taxes, interests, costs and expenses (including without limitation reasonable attorneys’ fees) directly or indirectly relating to or arising out of the following matters or brought against the Uxin Indemnified Persons (regardless of whether brought by third party, by the Parties hereto or of other circumstances: Any breach by Transferee of any representations, warranties, covenants, agreements or obligations made by it under this Agreement, including, without limitation, the failure by Transferee to pay in full or in a timely manner any Transfer Consideration.

8.3                              58 Information agrees to assume joint and several liability for the Transferee’ performance of their obligation of paying the Transfer Consideration under this Agreement.

Article 9        Modification and Termination

9.1                              This Agreement may be amended or modified by the Parties through mutual agreement. Any amendment or modification shall be made in writing and become effective upon execution by the Parties hereto.

9.2                              This Agreement may be terminated upon the mutual written consent of the Parties.

9.3                              After the rescission of this Agreement in accordance with Article 9.2 above, unless otherwise agreed upon by the Parties, each Party hereto shall return the considerations or the Underlying Assets received from the other Parties hereunder based on the principles of fairness, reasonableness, honesty and credibility and try to restore to the status when this Agreement is executed.

9.4                              After the rescission of this Agreement, all rights and obligations of the Parties hereunder shall terminate. A Party shall not have other right of claim against the other Parties under this Agreement or for the rescission of this Agreement, except for the liabilities assumed in accordance with Article 8 and 9 hereof.

9.5                              After the rescission of this Agreement, this Agreement (except for Article 8 (Liability for Breach), Article 9 (Modification and Termination), Article 10 (Confidentiality), Article 11 (Governing Law and Dispute Resolution) and Article 12.6 (Expenses) hereof) shall lapse and cease to be binding and effective and none of the Parties shall not assume liability and obligation of this Agreement. For the avoidance of doubt, notwithstanding the rescission of this Agreement, a Party shall remain liable for any loss suffered by other Parties due to its breach of this Agreement prior to the rescission hereof.

Article 10     Confidentiality

10.1                       The Parties shall keep the existence and contents of this Agreement (the “Confidential Information”) confidential and without the prior written consent of the Parties, shall not disclose the Confidential Information to any third party other than the professional consultants of the Parties, and the directors, officers and employees of the Parties who actively participate in this Transaction (collectively the “Authorized Persons”). The Parties must impel and ensure their respective Authorized Persons who receive the Confidential Information to comply with the same confidentiality obligations as the Parties.

10.2                       None of the Parties shall disclose the Confidential Information to any third party through press conference, industrial or professional media, marketing materials or otherwise without the prior written consent of the Parties.

10.3                       The restrictions set out in this Article 10 shall not apply to the disclosure of any information which:

10.3.1                       The disclosure or use is required by the regulatory authorities;

10.3.2                       The disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any other agreements entered into pursuant to this Agreement or the reasonable disclosure of relevant matters to tax authorities;

10.3.3                       The information has become public due to any reason that is attributable to any Party hereto.

If Confidential Information is disclosed for any of the above reasons, the disclosing Party shall discuss such disclosed matter with the other Party within a reasonable time before its disclosure or submission of Confidential Information and shall request the other Party to give confidential treatment to the Confidential Information disclosed or submitted by the disclosing Party as much as possible.

Article 11     Governing Law and Dispute Resolution

11.1                       The formation, validity, interpretation and performance of this Agreement shall be governed by and bound by the PRC Laws.

11.2                       All disputes arising out of or in connection with this Agreement shall be settled by the Parties through friendly negotiations; if such dispute cannot be settled through negotiations within thirty (30) days from the date on which any Party gives notice to the other Parties, such dispute shall be submitted to the Beijing Arbitration Commission for arbitration in Beijing in accordance with the Commission’s arbitration rules in effectiveness at the time of applying for arbitration. The arbitration tribunal shall consist of three arbitrators, and the arbitration proceedings shall be conducted in Chinese. The arbitral award shall be final and binding upon the Parties.

11.3                       During arbitration procedure, the Parties shall continue to perform the other parts of this Agreement, except for the part in dispute.

Article 12     Others

12.1                       This Agreement shall become effective upon signature or seal by the Parties. For matters not covered by this Agreement, the Parties shall enter into a supplementary agreement through consultations. The supplementary agreement shall have the same legal effect as this Agreement. Modification of this Agreement shall be made in writing through consultations and become effective on the date when the Parties affix their signatures or seals to this Agreement.

12.2                       None of the Parties shall assign their respective rights and obligations under this Agreement to any third party without the prior written consent from the other Parties.

12.3                       This Agreement represents the entire agreement of the Parties with respect to the underlying matter hereof and supersedes and replaces any other written or oral agreement or document executed by the Parties with respect to the underlying matter hereof.

12.4                       If any term of this Agreement is invalid or unenforceable due to any law applicable to it, such term shall be deemed to have never existed and the validity of other terms of this Agreement shall not be affected. The Parties to this Agreement shall negotiate and agree upon the new provisions within the scope of lawfulness so as to ensure that the original provisions are fulfilled as to the greatest extent as possible.

12.5                       No delay or omission by any Party to exercise any right, power or remedy accruing to any other Party upon any breach or default of this Agreement, shall impair such right, power or remedy of such Party nor shall be construed to be a waiver of such breach or default, or an acquiescence therein, or of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, approval of breach or default of any nature or character of this Agreement, or any waiver of any terms or conditions of this Agreement, must be in writing and shall be effective only to the extent set forth in such writing. Any remedy provided for in this Agreement or by law or by other method to any Party, shall be cumulative, not alternative and not exclusive.

12.6                       Expenses. Unless otherwise agreed herein, Transferors shall bear all costs and expenses arising out of this Transaction. While the Parties shall bear miscellaneous costs and expenses arising out of this Transaction and in connection with the transactions respectively (including, without limitation, professional service fees and other costs and expenses of auditing, financial, legal, agency and other professional service fees and other expenses).

12.7                       All notices hereunder shall be written in Chinese and sent by delivery in person, registered mail, or E-mail to the following addresses and E-mail addresses, unless otherwise agreed for herein:

Transferee and 58 Information:

Address: Building 101, Garden Jia No. 10, Jiuxianqiao North Road, Chaoyang District, Beijing

Attention: Li Xiaoyang

Email: *

The Warrantor:

Address: 3/F, Zone E, Lixingxing Center, No. 8 Wangjing Guangshun South Street, Chaoyang District, Beijing

Attention: Zeng Zhen

Telephone: *

Email: *

Dai Kun:

Address: 3/F, Zone E, Lixingxing Center, No. 8 Wangjing Guangshun South Street, Chaoyang District, Beijing

Attention: Dai Kun

Phone: *

Email address: *

Any notice given or given under this Article shall:

(1)             In the case of delivery in person and receipt of written receipts, if it is delivered no later than 17:00 on the Business Days of the place of delivery, it shall be deemed to be served upon receipts of the written receipts upon delivery to the relevant address; or if it is delivered after 17:00 on the Business Days of the place of delivery or any time on a non-Business Day at the place of delivery, it shall be deemed to be delivered at 9:00 a.m. on the next Business Day of the place of delivery;

(2)             Delivery day shall be deemed to be five (5) business days from the mailing date if sent by postal courier service (postage prepaid) from and to any places inside the PRC;

(3)             Delivery day shall be deemed to be ten (10) business days from the mailing date if sent by international courier service (postage prepaid) from or to any places outside of the PRC; or five (5) business days from the mailing date if sent by postal courier service (postage prepaid);

(4)             Any notice given by e-mail shall be deemed to have been served on the date the e-mail is successfully transmitted, if the sender receives system information that indicates that the e-mail has been successfully sent or no system information has been received within 24 hours indicating that the e-mail has not been delivered or has been returned.

(5)             During the term of this Agreement, any Party shall have the right to change its address or facsimile number for receiving notices by giving a written notice to the other Parties 15 days before the change.

12.8                       In the event that a separate agreement is executed in accordance with the required forms of the governmental authorities for the purpose of requested performance of a specific act by a governmental authority in connection with the transactions in this Agreement, this Agreement shall have full priority over the separate agreement and such agreement may only be used to requested performance of such specific act from the governmental authority and shall not be used to establish and prove the rights and obligations of the relevant Parties with respect to the matters stipulated by this Agreement.

12.9                       This Agreement is written in English. Ten (10) copies of this agreement shall be signed. The Transferors and the Warrantors shall hold five (5) copies. The transferee and 58 Information shall hold five (5) copies, each of which shall have the same effect.

[The remainder of this page is intentionally left blank]

[Signature Page to the Assets and Business Transfer Agreement]

In witness whereof, this Agreement is signed by the duly authorized representatives of the following parties on the date of above written:

Youxinpai (Beijing) Information Technology Co., Ltd.

By:	/s/ Zhen Zeng
Name:	Zhen Zeng
Title:

Youxin Internet (Beijing) Information Technology Co., Ltd.

By:	/s/ Zhen Zeng
Name:	Zhen Zeng
Title:

Uxin Data-sharing (Beijing) Information Technology Co., Ltd.

By:	/s/ Yang Li
Name:	Yang Li
Title:

Uxin Limited

By:	/s/ Kun Dai
Name:	Kun Dai
Title:

Kun Dai:

/s/ Kun Dai

[Signature Page to the Assets and Business Transfer Agreement]

In witness whereof, this Agreement is signed by the duly authorized representatives of the following parties on the date of above written:

Youhan (Shanghai) Information Technology Co., Ltd.

By:	/s/ Zhen Zeng
Name:	Zhen Zeng
Title:

Shenzhen Uxin Pengcheng Used Car Trading Market Co., Ltd.

By:	/s/ Leilei Huang
Name:	Leilei Huang
Title:

Yougu (Shanghai) Information Technology Co., Ltd

By:	/s/ Zhen Zeng
Name:	Zhen Zeng
Title:

[Signature Page to the Assets and Business Transfer Agreement]

In witness whereof, this Agreement is signed by the duly authorized representatives of the following parties on the date of above written:

Youxin Yishouche (Beijing) Information Technology Co., Ltd.

By:	/s/ Zhen Zeng
Name:	Zhen Zeng
Title:

Youzhen (Beijing) Business Consulting Co., Ltd

By:	/s/ Zhen Zeng
Name:	Zhen Zeng
Title:

Chebole (Beijing) Information Technology Co., Ltd.

By:	/s/ Zhen Zeng
Name:	Zhen Zeng
Title:

You Fang (Beijing) Information Technology Co., Ltd.

By:	/s/ Zhen Zeng
Name:	Zhen Zeng
Title:

[Signature Page to the Assets and Business Transfer Agreement]

In witness whereof, this Agreement is signed by the duly authorized representatives of the following parties on the date of above written:

Beijing 58 Paipai Information Technology Co., Ltd.

By:	/s/ Jinbo Yao
Name:	Jinbo Yao
Title:

[Signature Page to the Assets and Business Transfer Agreement]

In witness whereof, this Agreement is signed by the duly authorized representatives of the following parties on the date of above written:

Beijing 58 Information Technology Co., Ltd.

By:	/s/ Jinbo Yao
Name:	Jinbo Yao
Title:

Appendix I: Affiliates of Uxin Group Company

Appendix II: List of Underlying Contracts

Appendix III List of Underlying Copyrights

Appendix VI: List of Underlying Patents

Appendix V：List of Underlying Domain Names

Appendix VI: List of Underlying Trademarks

Appendix VII: List of Underlying Platform Accounts

Appendix VIII: List of Underlying Wechat Accounts

Appendix IX: List of Underlying Technologies and Systems

Appendix X: List of Underlying Deposits

Appendix XI: Agreements relating to the Underlying Copyrights

Appendix XII: Agreements relating to the Underlying Patents

Appendix XIII: Agreements relating to the Underlying Trademarks

Appendix XIV: Agreements relating to the Underlying Domain Names

Appendix XV: [Reserved]

Appendix XVI: Letter of Disclosure

Appendix XVII: Receiving and Payment Accounts and Escrow Arrangement

Appendix XVIII: Time Schedule for the Transfer of the Underlying Contracts

Appendix XIX Leased Properties by the Transferors and the relevant Uxin Group Company for the operation of Underlying Business

Appendix XX: Issues of Intellectual Property Rights in Business Cooperation with Key Customers

Appendix XXI: Receipt Logic and Net Working Capital as of November 30, 2019

Appendix XXII: Underlying Customer Relationships

Appendix XXIII: List of Documentary Request for the Underlying Assets Review

Appendix XXIV: Payment Mechanism for the First Installment of Transfer Consideration

A.                The Transferors and the Warrantors hereby irrevocably acknowledge and agree that, the Transferee shall pay the First Installment of Transfer Consideration based on the following mechanism:

(i)                The First Installment of Transfer Consideration equivalent to RMB[*] shall be paid to a bank account in the name of the Transferors that has been actually and absolutely held by the Transferee as an escrow agent (that is (x) any payment or withdrawal from such bank account shall be subject to, and only to, the approval, signature or authorization of the Transferee or its designated representative and shall not be subject to the approval, signature or authorization of the Transferor and its Affiliates; and (y) the Transferee or its designated representative shall has the right to withdraw any amount from such bank account at any time at its sole discretion; and (z) the foregoing escrow authorization of such bank account shall be perpetual, irrevocable and inalterable) (the “Transfer Consideration Escrow Bank Account”);

(ii)               Except for RMB [*], the remaining Transfer Consideration shall be paid by the Transferee to the bank account designated by the Transferors.

B.                The Transferors and the Warrantors further irrevocably acknowledge and agree that, they shall issue a power of attorney to the Transferee to its satisfaction with respect to the Transfer Consideration Escrow Bank Account prior to the closing, and irrevocably agree that the Transferee or its designated representative shall have the right, at its sole discretion, to withdraw and transfer any fund in the Transfer Consideration Escrow Bank Account at any time without obtaining any authorization or approval of the Transferors and the Warrantors, and that the abovementioned authorization shall be perpetual, irrevocable and inalterable.

C.                For the avoidance of doubt, on the day after the execution date of this Agreement and no later than five (5) Business Days prior to the Closing Date, the Transferors and the Warrantors shall open the Transfer Consideration Escrow Bank Account with the bank designated by the Transferee in the manner and mechanism that reasonably requested by the Transferee in respect of the Transfer Consideration Escrow Bank Account. Such Transfer Consideration Escrow Bank Account shall adhere to the following mechanism:

A seal of the representative of the Transferee shall be added to the seals and chops reserved at the opening bank of the Transfer Consideration Escrow Account and all the authorized administrators of the Transfer Consideration Escrow Account shall be replaced with the designated personnel of the Transferee. And all the administrator U-Keys for the operation of the Transfer Consideration Escrow Bank Account, including without limitation, U-key for the operation, U-key for the approval and U-key for the review, shall be handed over to the Transferee. For the avoidance of doubt, all the administrator authorization set up by the Transferor and the relevant Uxin Group Company prior to the Closing shall automatically and permanently become invalid as of the date on which the Transfer Consideration Escrow Account is opened.

The Transferee agrees to grant the Transferor the right to inquire about the Transfer Consideration Escrow Bank Account to the reasonable extent (for the avoidance of doubt, the Transferee shall not be deemed to breach this Agreement if the Transferors fail to make such inquiry for any reason not attributable to the Transferee).